Exhibit 2.1

STOCK PURCHASE AGREEMENT

By and Among

Embarcadero Insurance Holdings, Inc.

The Shareholders of
Embarcadero Insurance Holdings, Inc.

CRM USA Holdings Inc.

- and -

CRM Holdings, Ltd.

Dated September 8, 2006

i

5.10	Amendment of Certain Plans	43
5.11	Write-off of Certain Receivables	44
5.12	Certain Payments	44

ARTICLE VI	COVENANTS OF PURCHASER AND PARENT	44
6.1	Contract and Regulatory Approvals	44
6.2	Enforcement	44
6.3	Escrow Agreement	45
6.4	Employees; Employee Benefit Plans	45
6.5	Director and Officer Indemnification	45
6.6	Consolidated Tax Returns	46
6.7	Collect Certain Receivables	46
6.8	Delivery of Financing Commitment	46

ARTICLE VII	CONDITIONS TO OBLIGATIONS OF PURCHASER AND PARENT	47
7.1	Representation and Warranties	47
7.2	Performance	47
7.3	Sellers’ Certificates	47
7.4	No Injunction	47
7.5	No Proceeding	48
7.6	Contract and Regulatory Approvals	48
7.7	No Material Adverse Change	48
7.8	Employment Agreement	48
7.9	Escrow Agreement	48
7.10	Opinions of Counsel to the Sellers	48
7.11	Embarcadero Shares	48

ARTICLE VIII	CONDITIONS TO OBLIGATIONS OF SELLERS	48
8.1	Representations and Warranties	48
8.2	Performance	49
8.3	Officer’s Certificates	49
8.4	No Injunction	49
8.5	No Proceeding	49
8.6	Contract or Regulatory Approvals	49
8.7	Purchase Price	49
8.8	Escrow Agreement	49
8.9	Opinions of Counsel to Purchaser and Parent	49

ARTICLE IX	SURVIVAL OF PROVISIONS	50
9.1	Survival of Representations and Warranties	50
9.2	Pursuit of Claims	50
9.3	Remedies Limitation	50

ARTICLE X	INDEMNIFICATION	50
10.1	Indemnification by Sellers	50
10.2	Indemnification by Purchaser and Parent	51
10.3	Procedure For Indemnification	51

10.4	Treatment of Indemnification Payments	54
10.5	Claims Limitations	54
10.6	Tax Indemnification	56
10.7	Indemnification for Reserves for Losses and Loss Adjustment Expenses; Escrow Provisions Therefore	57

ARTICLE XI	TERMINATION	58
11.1	Termination	58
11.2	Effect of Termination	59

ARTICLE XII	TAX MATTERS	59
12.1	Tax Returns.	59
12.2	Refunds and Tax Benefits	61
12.3	Amended Returns	61
12.4	Cooperation	61

ARTICLE XIII	MISCELLANEOUS	61
13.1	Notices	61
13.2	Entire Agreement	64
13.3	Expenses	64
13.4	Public Announcements	65
13.5	Confidentiality	65
13.6	Further Assurances	65
13.7	Waiver; Remedies Cumulative	66
13.8	Amendment	66
13.9	Counterparts; E-mail or Facsimile Delivery	66
13.10	No Third Party Beneficiary	66
13.11	Governing Law	66
13.12	Jurisdiction; Forum; Waiver of Trial by Jury	66
13.13	Binding Effect	67
13.14	No Assignment	67
13.15	Invalid Provisions	67
13.16	Table of Contents; Headings	67

SCHEDULES:

I	Shareholders of Embarcadero; Percentage Allocations of Purchase Price
5.1	Required Sellers Consents
5.3	Conduct of Business
5.5	Excluded Activities of Sellers
5.9	Related Persons Agreements
6.1	Required Purchaser Consents

EXHIBITS:

Exhibit A – Form of Escrow Agreement

Exhibit B – Opinions of Counsel to Embarcadero and Sellers

Exhibit C – Opinions of Counsel to Parent and Purchaser

STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this “Agreement”) is made and entered into this 8th day of September, 2006, by and among Embarcadero Insurance Holdings, Inc., a California corporation (“Embarcadero”), the shareholders of Embarcadero listed on Schedule I (individually, a “Seller,” and collectively, “Sellers”); CRM USA Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”); and CRM Holdings, Ltd., an exempted holding company incorporated under the laws of Bermuda (“Parent”).

R E C I T A L S:

          WHEREAS, Sellers own in the aggregate 16,000 shares (the “Embarcadero Shares”) of common stock of Embarcadero, constituting all of the issued and outstanding shares of capital stock of Embarcadero; and

          WHEREAS, Sellers desire to sell the Embarcadero Shares to Purchaser, and Purchaser desires to purchase the Embarcadero Shares from Sellers, on the terms and subject to the conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

          1.1          Definitions.

          The capitalized terms used herein shall have the following meanings:

          “Accountant” shall mean KPMG LLP.

          “Accountant Certificate” shall have the meaning ascribed thereto in Section 2.4(b).

          “Affiliate” shall mean, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

          “Agreement” shall mean this Stock Purchase Agreement, together with the Exhibits and the Sellers Disclosure Schedule.

          “Annual Report” shall mean the annual statutory statement of any Company filed with or submitted to the Governmental Authority in the Licensed Jurisdictions that regulates insurance companies.

          “Anniversary Date Actual Premium” shall have the meaning ascribed to it in Section 10.7(b).

          “Anniversary Date Loss Reserves” shall have the meaning ascribed to it in Section 10.7(b).

          “Basket” shall have the meaning ascribed to it in Section 10.5(b).

          “Budget” shall mean the budget of the Companies for the year ending December 31, 2006, which budget sets forth the Companies’ budgeted capital expenditures for such year.

          “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Law to be closed.

          “Closing” shall mean the closing of the transactions contemplated by this Agreement as provided in Section 2.3.

          “Closing Date” shall mean the date on which the Closing takes place.

          “Closing Date Balance Sheet” shall mean the consolidated balance sheet of Embarcadero and the Embarcadero Subsidiaries as of the Closing Date prepared in accordance with Section 2.4.

          “Closing Date Loss Reserves” shall have the meaning ascribed to it in Section 10.7(b).

          “Closing Date Policies” shall have the meaning ascribed to it in Section 10.7(b).

          “Closing Date Report” shall have the meaning ascribed to it in Section 10.7(b).

          “Closing Schedules” shall have the meaning ascribed to it in Section 2.8.

          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          “Companies” shall mean Embarcadero and the Embarcadero Subsidiaries, collectively, and “Company” shall mean any one of the Companies.

          “Companies Intellectual Property” shall have the meaning ascribed to it in Section 3.2(h)(ii).

          “Consolidated Book Value of Embarcadero” shall mean the net consolidated book value of Embarcadero and the Embarcadero Subsidiaries indicated on the Closing Date Balance Sheet.

          “Contract” shall mean any agreement, undertaking, commitment, lease, sublease, license, sublicense, promissory note, evidence of indebtedness or other binding contract, whether written or oral.

          “Copyrights” shall have the meaning ascribed to it in Section 3.2(h)(i).

          “Damages” shall mean any and all fines, fees, penalties, interest obligations, losses, Liabilities, claims, damages, costs and expenses (including reasonable fees and expenses of attorneys, accountants, actuaries and other experts).

          “Disclosing Party” shall have the meaning ascribed to it in Section 13.5.

          “Dispute Notice” shall have the meaning ascribed to it in Section 2.4(b).

          “Distributions” shall mean any dividend or distribution to any Person and any intercompany fees, payments and transfers.

          “Embarcadero” shall mean Embarcadero Insurance Holdings, Inc., a California corporation.

          “Embarcadero Indemnified Parties” shall have the meaning ascribed to it in Section 6.5(a).

          “Embarcadero Material Adverse Effect” shall mean any material adverse effect on (a) the business, assets, properties, revenues, condition (financial or otherwise), Liabilities or results of operations of Embarcadero and the Embarcadero Subsidiaries, taken as a whole, other than as a result of (i) general economic conditions in the United States or the workers compensation and employers’ liability insurance market in the States of California, Oregon, Nevada, Alaska, Washington and Arizona (as long as Embarcadero and the Embarcadero Subsidiaries, taken as a whole, are not disproportionately affected thereby compared to other companies in the business of underwriting and servicing  workers compensation and employers’ liability insurance in such states), (ii) changes in accounting practices or principles required by GAAP, or (iii) the announcement of this Agreement, or (b) the ability of Sellers and Embarcadero to consummate the transactions contemplated hereby.

          “Embarcadero Shares” shall have the meaning ascribed to it in the Recitals to this Agreement.

          “Embarcadero Subsidiaries” shall mean Majestic, Great Western and Redhorse.

          “Employment Agreement” shall mean the executed employment agreement of even date herewith between John L. Sullivan and Majestic.

          “Environment” shall mean soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life and any other environmental medium or natural resource.

          “Environmental, Health and Safety Liabilities” shall mean any cost, damage, expense or Liability arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, generation, handling and disposal of hazardous substances, occupational safety and health and regulation of chemical and hazardous substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, litigation, including civil and criminal claims, demands and response, investigative, remedial, response or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or (d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law.  The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

          “Environmental Law” shall mean any and all Laws relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, packaging, labeling or release of Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C § 6901 et seq.; the Clean Air Act, 42 U.S.C § 7401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C § 651 et seq.; and the state analogues thereto and any common law doctrine, including negligence, nuisance, trespass, personal injury or property damage related or arising out of the presence, release or exposure to Hazardous Materials.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          “ERISA Affiliate” shall have the meaning ascribed to it in Section 3.2(m)(ii).

          “Escrow Accounts” shall have the meaning ascribed to it in the Escrow Agreement.

          “Escrow Agent” shall mean U.S. Bank Corporate Services.

          “Escrow Agreement” shall mean the escrow agreement among Christopher R. Redlich, Jr., the Sullivan Trust, Purchaser and Escrow Agent, to be dated the Closing Date, substantially in the form of Exhibit A.

          “Escrowed Consideration” shall have the meaning ascribed to it in the Escrow Agreement.

          “Escrowed Income” shall have the meaning ascribed to it in the Escrow Agreement.

          “Estimated Consolidated Book Value of Embarcadero” shall mean the net consolidated book value of Embarcadero and the Embarcadero Subsidiaries as of June 30, 2006 indicated on the consolidated balance sheet of Embarcadero and the Embarcadero Subsidiaries to be prepared by Sellers from the books and records of Embarcadero and the Embarcadero Subsidiaries in accordance with GAAP applied on a basis consistent with the Year End Financial Statements and delivered to Purchaser at least seven (7) Business Days prior to the Closing Date.

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

          “Excluded Business” shall have the meaning ascribed to it in Schedule 5.5.

          “Final Report” shall have the meaning ascribed to it in Section 10.7(b).

          “Financial Statements” means the Year-End Financial Statements and the Stub Period Financial Statements.

          “GAAP” shall mean U.S. generally accepted accounting principles.

          “Governmental Authority” shall mean any court, tribunal, authority, agency, commission, bureau, department, legislature or other instrumentality of the United States, any foreign country or any domestic or foreign state or jurisdiction or any local, county, city or other political subdivision thereof, including any authority, agency, commission or department that regulates insurance or insurance companies.

          “Governmental Order” shall have the meaning ascribed to it in Section 3.2(k)(iii).

          “Governmental Permit” shall mean any license, franchise, permit, approval or other authorization of any Governmental Authority, other than an Insurance License.

          “Great Western” shall mean Great Western Insurance Services, Inc., a California corporation that is wholly-owned by Embarcadero.

          “Guaranteed Obligations” shall have the meaning ascribed to it in Section 2.2(b).

          “Hazardous Activity” shall mean the distribution, generation, handling, manufacturing, processing, production, release, storage, transportation, treatment, disposal or use of Hazardous Materials in, on, under, about or from the real property of any Person or any part thereof into the Environment of any such real property.

          “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law.

          “HIPAA” shall have the meaning ascribed to it in Section 3.2(l)(vi).

          “Indemnifying Party” shall mean the Person against whom claims of indemnification are being asserted under
Article X.

          “Indemnitee” shall mean the Person claiming indemnification under Article X.

          “Initial Purchase Price” shall have the meaning ascribed to it in Section 2.2(a).

          “Insurance Forms” shall have the meaning ascribed to it in Section 3.2(l)(ii).

          “Insurance License” shall mean a license to conduct any type or line of insurance business in any jurisdiction.

          “Intellectual Property” shall have the meaning ascribed to it in Section 3.2(h).

          “IRS” shall mean the United States Internal Revenue Service.

          “Investment Guidelines” shall mean the investment guidelines of Majestic in effect on the date hereof which are set forth in the Investment Policy Statement of Majestic Insurance Company dated July 1, 2006.

          “Knowledge,” “awareness” or “belief” relating to Embarcadero shall mean the actual knowledge, after reasonable investigation, as to a specified fact or event of Christopher R. Redlich, Jr., John L. Sullivan, Jay Stewart and Don Bellinger.

          “Knowledge,” “awareness” or “belief” relating to Purchaser shall mean the actual knowledge, after reasonable investigation, as to a specified fact or event of Daniel Hickey, Jr., James Scardino and Louis Viglotti.

          “Law” shall mean any federal, state, local or foreign law, statute, constitution, principle of common law, ordinance, code, rule, regulation or requirement issued, enacted, adopted, promulgated, implemented or otherwise in effect by or under the authority of any Governmental Authority.

          “Liabilities” shall mean any liability or other obligation of any kind or nature whatsoever, and whether absolute, accrued, contingent or otherwise, and whether known or unknown.

          “Licensed Jurisdiction” shall have the meaning ascribed to it in Section 3.2(q)(i).

          “Lien” shall mean any mortgage, charge, claim, equitable interest, option, pledge, hypothecation, security interest, right of first offer or refusal, restriction on use, voting or transfer or any other lien, encumbrance or restriction of any kind or nature whatsoever.

          “Loss Reserve Escrow Account” shall have the meaning ascribed to it in the Escrow Agreement.

          “Loss Reserve Escrow Amount” shall mean three million two hundred thousand dollars ($3,200,000).

          “Majestic” shall mean Majestic Insurance Company, a California corporation that is wholly-owned by Embarcadero.

          “Material Contract” shall have the meaning ascribed to it in Section 3.2(o).

          “Materiality Condition” shall have the meaning ascribed to it in Section 10.5(b).

          “Milliman” shall mean Milliman, Inc.

          “NASDAQ” shall mean The NASDAQ Global Select Market.

          “Negotiation Deadline” shall have the meaning ascribed to it in Section 2.4(b).

          “Occupational Safety and Health Law” shall mean any Law relating to safe and healthful working conditions or to reduce occupational safety and health hazards.

          “Organizational Documents” shall mean with respect to any entity, the articles or certificate of incorporation, by-laws, limited liability company agreement, trust agreement or similar governing documents of such entity, as applicable.

          “Parent” shall mean CRM Holdings, Ltd., an exempted holding company incorporated under the laws of Bermuda.

          “Parent Material Adverse Effect” shall mean any material adverse effect on (a) the business, assets, properties, revenues, condition (financial or otherwise), Liabilities or results of operations of Parent and the Parent Subsidiaries, taken as a whole, other than as a result of (i) general economic conditions in the United States or the workers compensation insurance market in the States of New York and California (so long as Parent and the Parent Subsidiaries, taken as a whole, are not disproportionately affected thereby compared to other companies providing services similar to Parent and the Parent Subsidiaries in such states), (ii) changes in accounting practices or principles required by GAAP, or (iii) the announcement of this Agreement, except to the extent Parent has Knowledge that such announcement is reasonably expected to have a Parent Material Adverse Effect, or (b) the ability of Purchaser or Parent to consummate the transactions contemplated hereby.

          “Parent Subsidiary” shall mean each Person (a) in which Parent, directly or indirectly, owns or holds more than fifty percent (50%) of the outstanding equity interests, or (b) which is consolidated in Parent financial statements.

          “Patents” shall have the meaning ascribed to it in Section 3.2(h)(i).

          “Percentage Interest”, with respect to each Seller, shall mean the percentage set forth opposite such Seller’s name in column (3) on Schedule I.

          “Permitted Liens” shall mean (a) Liens that arise in the ordinary course of business and do not materially impair the ownership or use, or the value, of properties or assets that are subject thereto, and (b) Liens for Taxes that are not yet due or payable.

          “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, association, trust or other entity and any Governmental Authority.

          “Personal Property” shall have the meaning ascribed to it in Section 3.2(g)(ii).

          “Plan” shall have the meaning ascribed to it in Section 3.2(m)(ii).

          “Proceeding” shall mean any claim, suit, action, arbitration, litigation or other similar proceeding, whether at law or in equity.

          “Purchase Price” shall have the meaning ascribed to it in Section 2.2.

          “Purchaser” shall mean CRM USA Holdings Inc., a Delaware corporation that is wholly-owned by Parent, or its assignee pursuant to Section 13.14.

          “Purchaser Indemnitees” shall have the meaning ascribed to it in Section 10.1(a)(i).

          “Purchaser Liens” shall have the meaning ascribed to it in Section 2.1.

          “Purchaser Tax Returns” shall have the meaning ascribed to it in Section 12.1(b).

          “Receiving Party” shall have the meaning ascribed to it in Section 13.5.

          “Redhorse” shall mean Redhorse Insurance Company, a Bermuda corporation that is wholly-owned by Embarcadero.

          “Regulatory Agreement” shall have the meaning ascribed to it in Section 3.2(k)(iv).

          “Related Items” shall have the meaning ascribed thereto in Section 2.4(b).

          “Related Persons” shall have the meaning ascribed to it in Section 3.2(w).

          “SAP” shall mean the accounting practices required or permitted by the Governmental Authorities in the Licensed Jurisdictions that regulate insurance companies, consistently applied throughout the specified period and in the comparable period in the immediately preceding year.

          “SEC” shall mean the U.S. Securities and Exchange Commission.

          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

          “Seller Indemnitees” shall have the meaning ascribed thereto in Section 10.2.

          “Seller Tax Returns” shall have the meaning ascribed thereto in Section 12.1(a).

          “Sellers” shall have the meaning ascribed to it in the introductory paragraph of this Agreement.

          “Sellers Disclosure Schedule” shall mean the disclosure schedules dated the date hereof, as amended or supplemented by the Closing Schedules, in each case, furnished by Sellers to Purchaser and containing the lists, descriptions, exceptions and other information included therein pursuant to this Agreement.

          “Software” shall have the meaning ascribed to it in Section 3.2(h)(i).

          “Straddle Period” shall have the meaning ascribed to it in Section 10.6(a).

          “Stub Period Financial Statements” shall have the meaning ascribed to it in Section 3.2(d)(i).

          “Sullivan Trust” shall mean the Sullivan Family 1996 Trust u/t/d July 10, 1996, as restated May 31, 2006, one of Sellers.

          “Tax Claim” shall have the meaning ascribed to it in Section 10.6(c).

          “Tax” or “Taxes” shall mean all taxes, charges, fees, levies or other similar assessments, including (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, Medicare and franchise taxes imposed by the United States of America, or by any Governmental Authority, and (b) any interest, fines, penalties, assessments or additions to taxes resulting from, attributable to or incurred in connection with any Tax or any contest, dispute or refund thereof.

          “Tax Returns” shall mean any report, return, declaration, claim for refund or statement in connection with Taxes, including any schedule or attachment thereto, and any amendment thereof.

          “Tax Sharing Agreements” shall have the meaning ascribed to it in Section 3.2(aa).

          “Third Party Claim” shall have the meaning ascribed to it in Section 10.3(a).

          “Third Party Reinsurance Contracts” shall mean all Contracts pursuant to which any Company cedes or retrocedes risks assumed under an insurance policy issued by such Company, including all coinsurance arrangements, retrocessional treaties and other forms of surplus relief agreements, however denominated.

          “Trademarks” shall have the meaning ascribed to it in Section 3.2(h)(i)

          “Trade Secrets” shall have the meaning ascribed to it in Section 3.2(h)(i).

          “Year-End Financial Statements” shall have the meaning ascribed to it in Section 3.2(d)(i).

          1.2          Construction.  Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision; (d) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article or Section of or Schedule or Exhibit to this Agreement; (e) the phrase “in the ordinary course of business and consistent with past practice” refers to the business, operations, affairs and practice of any Person consistent with past practices and past conduct of such business, operations and affairs; (f) the term “including” and other forms of such term, with respect to any matter or thing, mean “including but not limited to” such matter or thing; (g) all references to “dollars” or “$” refer to currency of the United States of America; and (h) when calculating the period of time within or following which any act is to be done, any notice is to be given or any other action is to be taken, the date which is the reference date in such period shall be excluded and if the last day of such period is not a Business Day, then such period shall end on the next succeeding day that is a Business Day.

          1.3          Interpretation.  Each party acknowledges that it has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and the Exhibits and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement or any Exhibit, such provision shall not be construed against any party because such party or its representatives drafted such provision.

ARTICLE II

SALE OF THE EMBARCADERO SHARES AND CLOSING

          2.1          Purchase and Sale of the Embarcadero Shares.  Subject to the terms and conditions, and in reliance upon their respective representations and warranties, set forth in this Agreement, at the Closing, Sellers shall sell, convey, transfer, assign and deliver good and valid title to the Embarcadero Shares to Purchaser, and Purchaser shall purchase the Embarcadero Shares from Sellers for the Purchase Price, free and clear of any and all Liens, other than Liens created by Purchaser or Parent and restrictions on transfer under the Securities Act, other applicable securities laws, the Organizational Documents of Embarcadero or any applicable Governmental Permit or Insurance License (collectively, “Purchaser Liens”).

          2.2          Purchase Price; Parent Guaranty.  (a)  The aggregate purchase price for all of the Embarcadero Shares will be an amount equal to the Consolidated Book Value of Embarcadero (the “Purchase Price”).  At the Closing, Purchaser shall pay to Sellers an amount equal to the Estimated Consolidated Book Value of Embarcadero (the “Initial Purchase Price”) in accordance with the provisions of Section 2.3(c).

                         (b)          Parent hereby guarantees to Sellers the full, complete and punctual payment, performance and satisfaction, when, as, if and to the extent due, of all of the obligations of Purchaser under this Agreement and the Escrow Agreement (the “Guaranteed Obligations”).  The guarantee of Parent under this Section 2.2(b) shall be absolute, unconditional and irrevocable and shall continue and shall remain in full force and effect until all the Guaranteed Obligations shall have been fully performed and satisfied when, as, if and to the extent due.  Parent agrees that the provisions of this Section 2.2(b) may be enforced by Sellers without the necessity at any time of resorting to or exhausting any other remedy against Purchaser.

          2.3          Closing.

                         (a)          The Closing will take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 at 9:00 a.m., local time, on the date that is no later than three (3) Business Days after the satisfaction of the conditions set forth in Articles VII and VIII (other than those conditions that are to be satisfied at the Closing).

                         (b)          At the Closing, (i) Sellers shall deliver to Purchaser certificates representing all of the Embarcadero Shares, accompanied by appropriate stock powers duly executed in blank, (ii) Christopher R. Redlich, Jr. and the Sullivan Trust shall duly execute and deliver the Escrow Agreement, and (iii) Sellers shall deliver to the Purchaser and Parent such other documents and instruments required to be delivered by Sellers under the terms of this Agreement, duly executed by Sellers.

                         (c)          At the Closing, (i) subject to the provisions of Section 2.7, Purchaser shall pay to each Seller an amount in cash equal to the product of the Initial Purchase Price and such Seller’s Percentage Interest; (ii) Purchaser shall deliver to Christopher R. Redlich, Jr. and the Sullivan Trust the Escrow Agreement, duly executed by Purchaser; (iii) Purchaser and Parent shall execute and deliver to Sellers such other documents and instruments required to be executed and delivered by Purchaser and Parent under the terms of this Agreement, duly executed by Purchaser and Parent.

          2.4          Post Closing Audit of Estimated Consolidated Book Value of Embarcadero.

                         (a)          As promptly as practicable, but in any event not later than twenty-five (25) days after the Closing Date, Purchaser shall prepare and deliver, or shall cause Embarcadero (under the supervision of the President and Chief Financial Officer of Majestic) to prepare and deliver, to Sellers the Closing Date Balance Sheet.  The Closing Date Balance Sheet shall be prepared from the books and records of Embarcadero and the Embarcadero Subsidiaries in accordance with this Agreement and GAAP applied on a basis consistent with the Year-End Financial Statements.  The parties shall cooperate with each other and furnish to each other all such information as may be reasonably requested by a party and shall provide the other parties and their representatives reasonable access to relevant books and records and personnel and the opportunity to provide relevant comments during the preparation and review of the Closing Date Balance Sheet and the resolution of any disputes that may arise under this Section 2.4.

                         (b)          Within fifteen (15) days after the receipt of the Closing Date Balance Sheet, Sellers may provide a notice to Purchaser (“Dispute Notice”) specifying in reasonable detail any items which they do not accept with respect to the Closing Date Balance Sheet, in which event Purchaser and Sellers shall attempt in good faith to resolve any such dispute, and any matters reasonably related thereto and derived therefrom that may arise during the process described in this Section 2.4 (the “Related Items”), for a period of ten (10) days after the delivery of the Dispute Notice (the “Negotiation Deadline”).  In the event that Purchaser and Sellers are not able to resolve all of the disputes set forth in the Dispute Notice and with respect to the Related Items prior to the Negotiation Deadline, the remaining matters in dispute shall be referred to Accountant for resolution.  Purchaser and Sellers shall be permitted to deliver to Accountant (with a copy to the other parties hereto) such materials and information as they reasonably consider relevant to resolving such disputes and to present oral arguments and other relevant materials and information to Accountant at a meeting which shall be jointly scheduled with Accountant for the earliest date Accountant is available.  Purchaser, Sellers and Accountant shall diligently attempt in good faith to resolve all such remaining matters in dispute, including any Related Items that arise as a result of consultation with Accountant in accordance with this Section 2.4(b).  If Purchaser, Sellers and Accountant are unable to resolve all of such matters in dispute, Accountant shall resolve all such matters in dispute (and no others) in accordance with the provisions of this Agreement and shall notify Purchaser and Sellers of such resolution within twenty (20) days after the referral of such dispute to Accountant; provided, however, that the determination of Accountant of each such item in dispute must be the same as the amount of each such item set forth in the Closing Date Balance Sheet prepared by Purchaser or the disputed amount proposed by Sellers or an amount in between the two.  Notwithstanding anything to the contrary contained in this Section 2.4(b), any Related Item that arises after the Negotiation Deadline shall only be resolved by Accountant if there is sufficient time to do so within such twenty (20)-day period, it being understood and agreed by Purchaser and Sellers that time is of the essence in resolving all disputes, including with respect to Related Items, pursuant to this Section 2.4(b) on or before the end of such twenty (20)-day period.  During such twenty (20)-day period, Accountant shall periodically jointly inform Purchaser and Sellers of its progress in resolving such disputes and may consult with Purchaser and Sellers, jointly, with respect to such progress.  Accountant shall include in such notification a certificate (“Accountant Certificate”) setting forth in reasonable detail any revisions to the Closing Date Balance Sheet as a result of such resolution and the resulting Consolidated Book Value of Embarcadero, and such resolution by Accountant and Accountant Certificate shall be final, binding and conclusive on Purchaser, Parent and all Sellers, absent a manifest mathematical error.  Purchaser and Sellers shall each pay one-half of the fees and expenses of Accountant.

                         (c)          If Sellers do not provide a Dispute Notice in accordance with Section 2.4(b) on a timely basis, the Closing Date Balance Sheet proposed by Purchaser shall be deemed accepted by Sellers and shall be final, binding and conclusive on Purchaser, Parent and all Sellers, absent a manifest mathematical error.  If Sellers do provide a Dispute Notice in accordance with Section 2.4(b) on a timely basis, only the items specified in reasonable detail therein and any Related Items shall be in dispute and all other items set forth on the Closing Date Balance Sheet proposed by Purchaser shall be deemed accepted by Sellers and shall be final, binding and conclusive on Purchaser, Parent and all Sellers, absent a manifest mathematical error.

                         (d)          The Closing Date Balance Sheet as finally determined pursuant to the provisions of this Section 2.4 shall be the Closing Date Balance Sheet for purposes of computing the Purchase Price.  As soon as practicable but in any event within two (2) Business Days after the Closing Date Balance Sheet is finally determined pursuant to the provisions of this Section 2.4, Purchaser, Parent and Sellers shall make any payments provided for in Section 2.5.

          2.5          Payment of Balance of Purchase Price.

                         (a)          If the Consolidated Book Value of Embarcadero indicated on the Closing Date Balance Sheet as finally determined pursuant to the provisions of Section 2.4 exceeds the Estimated Consolidated Book Value of Embarcadero, Purchaser shall pay to each Seller an amount in cash equal to the product of such excess and such Seller’s Percentage Interest.

                         (b)          If the Consolidated Book Value of Embarcadero indicated on the Closing Date Balance Sheet as finally determined pursuant to the provisions of Section 2.4 is less than the Estimated Consolidated Book Value of Embarcadero, each Seller shall return to Purchaser the amount of cash that it received at the Closing in excess of the amount of cash that it would have received at the Closing had the Estimated Consolidated Book Value of Embarcadero been equal to such Consolidated Book Value of Embarcadero.

          2.6          Method of Payment.  Any cash payable by Purchaser pursuant to Section 2.3 or 2.5(a) shall be paid by wire transfer to one or more accounts specified by Sellers in a notice to Purchaser given not less than three (3) Business Days prior to the date such payment is to be made, together with interest thereon from the Closing Date to the date of payment at the rate of eight percent (8%) per annum.  Any cash that Sellers are required to return to Purchaser pursuant to Section 2.5(b) shall be paid by wire transfer to an account specified by Purchaser in a notice to Sellers given not less than three (3) Business Days prior to the date such cash is to be returned, together with interest thereon from the Closing Date to the date of payment at the rate of eight percent (8%) per annum.

          2.7          Payments to the Escrow Accounts.  Sellers hereby authorize Purchaser to deliver to Escrow Agent (a) for deposit in the Escrow Accounts, the amount of cash payable to Christopher R. Redlich, Jr. and the Sullivan Trust pursuant to Section 2.3(c) specified in column (4) on Schedule I, and (b) for deposit in the Loss Reserve Escrow Account, the respective amounts of the Loss Reserve Escrow Amount specified in column (5) on Schedule I.  Such deposits shall constitute and be deemed to be a payment to Christopher R. Redlich, Jr. and the Sullivan Trust for purposes of Sections 2.3(c).  For Tax purposes, such deposits shall be treated as owned by Purchaser, as provided in the Escrow Agreement, until and to the extent released from the Escrow Accounts and the Loss Reserve Escrow Account and delivered to Christopher R. Redlich, Jr. and the Sullivan Trust pursuant to the provisions of the Escrow Agreement.

          2.8          Closing Schedules.  At or prior to the Closing, Sellers may deliver to Purchaser an amendment or supplement as of the Closing Date (the “Closing Schedules”) of Sellers Disclosure Schedule furnished to Purchaser on the date hereof with respect to any event, condition, matter or knowledge hereafter arising which, if existing at the date of this Agreement, would have been included or described in the Sellers Disclosure Schedule on the date hereof.  If the Closing occurs, the disclosure set forth in the Closing Schedules shall amend and supplement any representation or warranty made by Sellers in this Agreement, in Sellers Disclosure Schedule or in any certificate previously delivered by Sellers to Purchaser and Parent in connection with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

          3.1          Representations and Warranties of Sellers with respect to Sellers.  Except as set forth in Sellers Disclosure Schedule, each Seller, severally but not jointly, hereby represents and warrants to Purchaser and Parent as follows with respect to itself only:

                         (a)          Authority.  Each Seller has the legal capacity to execute and deliver this Agreement and, if it is a party thereto, the Escrow Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and, if it is a party thereto, the Escrow Agreement by such Seller and the performance by such Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of such Seller.  This Agreement has been duly executed and delivered by such Seller and constitutes, and at the Closing the Escrow Agreement will be duly executed and delivered by such Seller if it is a party thereto and will then constitute, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except to the extent that enforcement against such Seller may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or limiting creditors rights generally, and (b) the application of general equitable principles, whether considered in a Proceeding at law or in equity.

                         (b)          No Conflicts or Violations.  The execution and delivery of this Agreement and, if a party thereto, the Escrow Agreement by such Seller and the performance by such Seller of its obligations hereunder and thereunder, as applicable, will not:

                                        (i)          subject to obtaining the approvals contemplated by Sections 5.1 and 6.1, violate in any material respect any Law or any Governmental Order applicable to such Seller or its  assets or properties or any material Governmental Permit held by such Seller;

                                        (ii)         conflict with or result in a violation or breach of any provision of the Organizational Documents of such Seller;

                                        (iii)        conflict with or result in a violation or breach of or constitute (with or without notice or lapse of time or both) a default under any material Contract to which such Seller is a party or by which any asset or property of such Seller is bound;

                                        (iv)        require such Seller to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Person that will not be obtained, made or given prior to, and be in full force and effect on, the Closing Date; or

                                        (v)          result in the creation or imposition of any Lien upon the Embarcadero Shares owned by such Seller (other than Purchaser Liens).

                         (c)          Ownership of Embarcadero Shares.  Immediately prior to the Closing, such Seller will be the sole registered and beneficial owner of the number of Embarcadero Shares set forth opposite such Seller’s name in column (2) on Schedule I, free and clear of any Lien (other than Purchaser Liens).  Upon delivery of the Initial Purchase Price as herein provided, at the Closing, Purchaser will acquire good and valid title to all of such Embarcadero Shares, free and clear of any Lien (other than Purchaser Liens).

                         (d)          No Proceedings.  There are no Proceedings pending or, to the knowledge of such Seller, threatened against such Seller before or by any Governmental Authority relating to the transactions contemplated by this Agreement or the Escrow Agreement, the performance by such Seller of its obligations hereunder or thereunder or the consummation by such Seller of the transactions contemplated hereby or thereby.

                         (e)          No Brokers.  Such Seller has not incurred, nor will such Seller incur, directly or indirectly, any Liability for brokerage, finders’ fees, agent’s commissions, investment banking or financial advisory fees or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

                         (f)          Disclosure.  No representation or warranty in this Section 3.1, in Sellers Disclosure Schedule relating thereto or in any certificate furnished by such Seller to Purchaser or Parent in connection with this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

          3.2          Representations and Warranties of Sellers with respect to Companies.  Except as set forth in Sellers Disclosure Schedule, Sellers, jointly but not severally, hereby represent and warrant to Purchaser and Parent as follows with respect to Embarcadero and the Embarcadero Subsidiaries:

                         (a)          Organization of Companies; Conduct of Business.  (i) Embarcadero and each Embarcadero Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to (A) with respect to Embarcadero only, enter into this Agreement and to perform its obligations hereunder; and (B) own and operate its assets and properties and to carry on its business as such business is presently conducted.  Embarcadero and each Embarcadero Subsidiary is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in all jurisdictions where the ownership of its assets or properties or the operation of its business makes such qualification, licensing or admission necessary, except where the failure to be so qualified, licensed or admitted or be in good standing is not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect.  Neither Embarcadero nor any Embarcadero Subsidiary owns capital stock or any other equity interest of any Person (other than the Embarcadero Subsidiaries) and none of them is a partner in or joint venturer with any Person.

                                        (ii)         The execution and delivery of this Agreement by Embarcadero and the performance by Embarcadero of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Embarcadero.  This Agreement has been duly executed and delivered by Embarcadero and constitutes a legal, valid and binding obligation of Embarcadero enforceable against it in accordance with its terms, except to the extent that enforcement may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally, and (b) the application of general equitable principles, whether considered in a Proceeding at law or in equity.

                                        (iii)        Embarcadero is a holding company and does not conduct any material business or operations.  Neither Great Western nor Redhorse has conducted any material business or operations since January 1, 2000 and neither of them has any material Liabilities.

                         (b)          Capital Stock; Title.  The authorized capital stock of Embarcadero and each Embarcadero Subsidiary is accurately and completely set forth in Section 3.2(b) of Sellers Disclosure Schedule.  All of the outstanding shares of capital stock of Embarcadero are duly authorized, validly issued, fully paid and nonassessable and are owned of record by Sellers.  Other than the Embarcadero Subsidiaries, Embarcadero has no subsidiaries.  All of the outstanding shares of capital stock of each Embarcadero Subsidiary are duly authorized, validly issued, fully paid and nonassessable and owned beneficially and of record, directly or indirectly, by Embarcadero, free and clear of all Liens, other than Purchaser Liens.  Other than the Embarcadero Shares and the shares of capital stock of the Embarcadero Subsidiaries held, directly or indirectly, by Embarcadero, there are no outstanding securities, equity interests or any rights (pre-emptive or other), subscriptions, calls, warrants, options or other Contracts (except for this Agreement) under which any Person has the right or option to (i) purchase, subscribe for or otherwise acquire any shares of capital stock or other equity interest of Embarcadero or any Embarcadero Subsidiary (or any interest therein), or any security convertible into or exchangeable or exercisable for any shares of capital stock or other equity interest of Embarcadero or any Embarcadero Subsidiary (or any interest therein), (ii) receive any dividend, voting or ownership rights similar to those accruing to a holder of the Embarcadero Shares or the holder of any shares of capital stock of any Embarcadero Subsidiary, or (iii) participate in the equity, income or election of directors or officers of any Company or in any other vote or consent of shareholders of any Company.

                         (c)          No Conflicts or Violations.  The execution and delivery of this Agreement by Sellers and Embarcadero and the performance by Sellers and Embarcadero of their obligations hereunder will not:

                                        (i)          subject to obtaining the approvals contemplated by Sections 5.1 and 6.1, violate any Law or any Governmental Order applicable to any Company or its  assets or properties or any Governmental Permit or Insurance License held by any Company, except for violations of Law or Governmental Permits that are not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect;

                                        (ii)         conflict with or result in a violation or breach of any provision of the Organizational Documents of any Company;

                                        (iii)        conflict with or result in a violation or breach of or constitute (with or without notice or lapse of time or both) a default, or result in the acceleration of any obligation or a termination, under any Contract to which any Company is a party or by which any asset or property of any Company is bound, except for such conflicts, violations, breaches, defaults, accelerations or terminations which are not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect;

                                        (iv)        require any Company to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Person, except for such consents, approvals, authorizations, actions, filings or notices that will be obtained, made or given prior to, and be in full force and effect on, the Closing Date or the failure of which to obtain, make or give are not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect; or

                                        (v)         result in the creation or imposition of any Lien upon the outstanding shares of capital stock or other equity interests of any Embarcadero Subsidiary or any of the material assets or properties of any Company (other than Purchaser Liens), except for Liens on the shares of capital stock of Great Western or Redhorse or on the material assets or properties (other than the shares of capital stock of Majestic) of any Company that are not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect.

                         (d)          Financial Statements.  (i) Embarcadero has previously delivered to Purchaser true and complete copies of the following:

                                        (A)        audited consolidated balance sheets of Embarcadero and the Embarcadero Subsidiaries as of each of December 31, 2003, 2004 and 2005 and the related statements of operations, changes in capital and surplus and cash flows for each of the years ended December 31, 2003, 2004 and 2005 (the “Year-End Financial Statements”); and

                                        (B)        unaudited consolidated balance sheets of Embarcadero and the Embarcadero Subsidiaries as of each of June 30, 2005 and 2006 and the related statements of operations, changes in capital and surplus and cash flows for each of the six month periods ended June 30, 2005 and 2006 (the “Stub Period Financial Statements”).

Each of the Year-End Financial Statements and the Stub Period Financial Statements (1) were prepared from the books and records of the Companies in accordance with GAAP applied on a consistent basis throughout the periods involved  (except as may be indicated in the notes thereto), (2) were true and complete in all material respects, and (3) present fairly in all material respects the consolidated financial position of Embarcadero and the Embarcadero Subsidiaries as of the dates thereof and the results of their operations, changes in capital and surplus and cash flows for and during the periods covered thereby, except that the Stub Period Financial Statements do not contain all of the footnotes required by GAAP and are subject to normal year-end adjustments that are not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect.

                                        (ii)        Embarcadero has previously delivered to Purchaser true and complete copies of the following:

                                        (A)        the Annual Reports of Majestic for each of the years ended December 31, 2003, 2004 and 2005 filed with the California Department of Insurance (together with the supporting memoranda and the actuarial opinions given in connection with such Annual Reports); and

                                        (B)        any annual statutory statements of Majestic that were filed for the year ended December 31, 2005 in any Licensed Jurisdiction (other than California) and which differ from the Annual Report for the year ended December 31, 2005.

Each such statement (1) complied in all material respects with all applicable Laws when so filed, (2) was prepared in accordance with SAP, (3) was true and complete in all material respects, and (4) presents fairly in all material respects the financial position of Majestic as of the dates thereof and the related summary of operations and changes in capital and surplus and in cash flows of Majestic for and during the period covered thereby.  No Company has received notice that a material deficiency has been asserted with respect to any such statement by any Governmental Authority that regulates insurance companies.

                                        (iii)        The statutory reserves and other similar amounts with respect to losses, benefits, claims and expenses in respect of Majestic’s insurance business as established or reflected in the Annual Report for the year ended December 31, 2005 (A) were determined in accordance with SAP and generally accepted actuarial assumptions, (B) were in accordance with the benefits specified in the related insurance or reinsurance Contract in all material respects, and (C) meet the requirements of the insurance Laws of each Licensed Jurisdiction in all material respects.  Majestic owns assets that qualify as legal reserve assets under applicable insurance Laws in an amount at least equal to all required reserves and other similar amounts of Majestic.  The reserves for retrospective premium adjustments included or reflected on the balance sheets included in the Year-End Financial Statements and the Stub Period Financial Statements were calculated on a basis consistent with past practices and were based on information current at the dates of such balance sheets and then current reasonable assumptions.

                         (e)          No Undisclosed Liabilities.  There were no Liabilities of the Companies as of June 30, 2006, except (i) as reflected in the Stub Period Financial Statements as of and for the six months ended June 30, 2006; (ii ) Liabilities that would not be required by GAAP to be included in the Stub Period Financial Statements, none of which Liabilities is reasonably expected to have an Embarcadero Material Adverse Effect; (iii) Liabilities for insurance claims, incurred but not reported; (iv) as disclosed in Section 3.2(e) of Sellers Disclosure Schedule or in any other section of Sellers Disclosure Schedule so long as it is reasonably apparent that such disclosure describes a Liability; or (v) Liabilities that are not material in the aggregate and that will be accrued on the Closing Date Balance Sheet.  Since June 30, 2006, the Companies have not incurred any Liabilities, except (A) in the ordinary course of business and consistent with past practice, (B) as disclosed in Section 3.2(e) of Sellers Disclosure Schedule or in any other section of Sellers Disclosure Schedule so long as it is reasonably apparent that such disclosure describes a Liability, or (C) Liabilities that are not material in the aggregate and that will be accrued on the Closing Date Balance Sheet, none of which, in the case of Liabilities described in clause (A), (B) or (C) of this Section 3.2(e), is reasonably expected to have an Embarcadero Material Adverse Effect.

                         (f)          Accounts Receivable.  The premiums and other receivables of the Companies reflected on the balance sheets included in the Year-End Financial Statements and the Stub Period Financial Statements (i) arose from bona fide transactions, (ii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheets, (iii) to the Knowledge of Embarcadero, are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet, and (iv) are not the subject of any Proceeding brought by or on behalf of or against any Company.

                         (g)          Title to and Condition of Property.

                                        (i)          No Company presently owns or has previously owned any real property.  There are no options or other Contracts under which any Company has a right or obligation to acquire any real property.

                                        (ii)        All material personal property of each Company, whether tangible or intangible (“Personal Property”), owned by such Company that is required by GAAP to be shown or reflected on a balance sheet is shown or reflected on the latest balance sheet included in the Stub Period Financial Statements.  The Companies have good and marketable title to the Personal Property they own, free and clear of all Liens, except for Permitted Liens and Liens disclosed in the Financial Statements.  Each Company has a valid, binding and enforceable lease, license or other right to use all Personal Property that it uses or holds for use in connection with its business and that it does not own, except as are not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect.

                                        (iii)       All of the real or material Personal Property owned, leased, licensed or used by the Companies is in good operating condition, ordinary wear and tear excepted, and none is in need of material maintenance or repair, except for ordinary, routine maintenance and repairs that are not material in nature or cost or repairs that are the responsibility of and are to be paid for solely by a third party.  Such real and Personal Property, taken as a whole, are reasonably adequate for the Companies (taken together) to conduct business as presently conducted or presently proposed to be conducted, except to the extent provided for in the Budget and except to the extent as would not require any material expenditure by the Companies.

                         (h)          Intellectual Property.

                                        (i)          The term “Intellectual Property” shall mean any and all intellectual property and proprietary rights, titles and interests, comprised of or with respect to any of the following:

(A)

domestic, foreign, international or multinational patents, patent applications (petty, provisional, non-provisional and other), patent disclosures, invention disclosures and other government-issued indicia of invention or industrial design ownership, including but not limited to all continuations, continuations-in-part, continued prosecutions, divisionals, reissues, reexaminations, utility models, certificates of invention and design patents, registrations, renewals, extensions, restorations, supplementary protection certificates, confirmations, substitutions and additions thereof, applications for registrations issuing therefrom or as a result thereof (collectively, the “Patents”);

(B)

domestic, foreign, international or multinational registered and common law trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and other indicia of source or sponsorship of any goods, service or business, and registrations and applications for registration (including renewal of registration) thereof, and all goodwill related to the foregoing (collectively, the “Trademarks”);

(C)

domestic, foreign, international or multinational copyrights and rights in works of authorship, including moral rights and rights of attribution and integrity, copyrights in Software and in the content contained on any Web site, and registrations and applications for registration (including renewal of registration) thereof (collectively, the “Copyrights”);

(D)	mask works and registrations and applications for registration (including renewal of registration) thereof;

(E)	computer programs (whether in source code or object code form), databases, compilations and data (collectively, the “Software”);

(F)

ideas, concepts, knowledge, information, data, materials, inventions, trade secrets and confidential business information, whether copyrightable or non-copyrightable, patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information to the extent any of the foregoing have been the subject of efforts that were reasonable under the circumstance to maintain their secrecy and which are not readily ascertainable by third parties using proper means (collectively, the “Trade Secrets”);

(G)	copies and tangible embodiments and expressions of the foregoing, and applications and uses thereof; and

(H)

other proprietary rights relating to any of the foregoing (including all rights to enforce and sue for any past, present or future misappropriation or infringement thereof to collect and retain all damages and profits related thereto and to obtain remedies therefor and rights of protection of interest therein under the laws of all jurisdictions).

                                        (ii)         The Companies have good and marketable title to, free and clear of all Liens, other than Permitted Liens and Liens disclosed in the Financial Statements, or have valid licenses or other valid rights to use, all Intellectual Property necessary for the conduct of the respective businesses of the Companies as currently conducted (collectively, the “Companies Intellectual Property”), except for those failures to own or otherwise have such valid right to use which are not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect.  Section 3.2(h)(ii) of Sellers Disclosure Schedule contains a true and complete list of (A) all license and other agreements pursuant to which any Company has the right to use any Intellectual Property of others that is material to the business of such Company, and (B) all licenses and other agreements pursuant to which any Company has licensed any Person the right to use any Companies Intellectual Property.  True and complete copies of all such license and other agreements have been made available to Purchaser or its representatives.

                                        (iii)        Section 3.2(h)(iii) of Sellers Disclosure Schedule contains a true and complete list of all (a) material Patents and registered Intellectual Property owned by any Company, (b) pending Patent applications and applications for registrations of other Intellectual Property filed by any Company, (c) material unregistered Intellectual Property (other than Trade Secrets, non-material copyrights and the items described in Sections 3.2(h)(i)(G) and (H)) owned by any Company, and (d) material Software owned or licensed by any Company (except unmodified commercially available off-the-shelf Software applications purchased or licensed for less than $10,000).

                                        (iv)        No claim has been asserted in writing or, to the Knowledge of Embarcadero, has been threatened in writing or otherwise, by any Person challenging or questioning the use of any of the Companies Intellectual Property or the validity, scope, enforceability, registerability, effectiveness or ownership of any of the Companies Intellectual Property, in whole or in part.

                                        (v)          No written claim has been asserted or, to the Knowledge of Embarcadero, has been threatened in writing or otherwise, to the effect that the operation of any Company’s business as presently conducted infringes or misappropriates the Intellectual Property or other rights of any Person.

                                        (vi)         No Company has brought or threatened a claim against any Person (A) alleging infringement or misappropriation of any of the Companies Intellectual Property, or (B) challenging any Person’s ownership or use of, or the validity, scope, enforceability or registerability of, any Intellectual Property necessary for (x) the operation of any Company’s business or (y) exploiting any Company’s assets, and to the Knowledge of Embarcadero, no third party has infringed or misappropriated any of the Companies Intellectual Property.

                                        (vii)        The Companies Intellectual Property has not been assigned, transferred, licensed, made subject to any option right, right of first offer, negotiation or refusal or any other contingent or non-contingent third party right or interest, or otherwise disposed of in any manner, in whole or in part, that limits or restricts any Company’s right or ability to exploit the Companies Intellectual Property, except as would not reasonably be expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect.

                                        (viii)       The Companies have taken commercially reasonable actions to maintain and protect the Companies Intellectual Property.  All personnel of the Companies, including employees, agents, consultants and contractors who have contributed to or participated in the conception and development of the Companies Intellectual Property, either (A) have been a party to a “work-for-hire” arrangement or agreement with a Company that has accorded such Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (B) have executed appropriate instruments of assignment in favor of such Company as assignee that have conveyed to such Company effective and exclusive ownership of all tangible and intangible property thereby arising.

                                        (ix)         All registered, granted or issued Patents, Trademarks and Copyrights held by any Company are valid and enforceable in accordance with applicable Laws except to the extent any such invalidity or unenforceability is not reasonably expected to have an Embarcadero Material Adverse Effect.

                                        (x)          No loss or expiration of any of the Companies Intellectual Property is threatened, pending or reasonably foreseeable, except for Patents and Copyrights expiring at the end of their statutory terms (and not as a result of any act or omission by any Company, including a failure by any Company to pay any required maintenance fees) and no Company has received any written notice, communication or information of any such loss or expiration or of the threat thereof, except to the extent any such loss or expiration is not reasonably expected to have an Embarcadero Material Adverse Effect.

                                        (xi)         Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will cause the termination or forfeiture of any of the Companies Intellectual Property or of any right, title or interest in or to any of the Companies Intellectual Property.

                                        (xii)        No Company owes any royalties or other payments to third parties in respect of any use of such third parties’ Intellectual Property.  All royalties or other payments set forth in Section 3.2(h)(xii) of Sellers Disclosure Schedule that have accrued prior to the date of this Agreement have been paid in full.

                                        (xiii)       To the Knowledge of Embarcadero, (A) the Software developed by or on behalf of the Companies is free from significant defects or programming errors and conforms in all material respects to the written documentation and specifications therefor and (B) noncommercial Software used by the Companies contains no “Viruses” or other “Malware.”  As used herein, the term “Virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware.  As used herein, the term “Malware” means computer code which causes Software to be erased, inoperable or otherwise incapable of being used, either automatically or upon command by any Person.

                                        (xiv)        No Company has incorporated Open Source materials into, or combined Open Source materials with, Software developed by or on behalf of such Company.  As used herein, “Open Source” means materials governed by any agreement or arrangement that creates, or purports to create, obligations for users thereof with respect to Software developed or distributed by such user or that grants, or purports to grant, to any third party, any rights to or immunities under Intellectual Property (including, but not limited to, any use of any Open Source materials pursuant to any agreement or arrangement that requires, as a condition of use, modification and/or distribution of such Open Source materials that other Software incorporating or incorporated or into, derived from or used or distributed with such Open Source materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge).

                                        (xv)         Each Company has used commercially reasonable efforts to ensure the physical and electronic security of its information assets against unauthorized disclosure, use or modification.  There has been no breach of security involving any websites or information assets of any Company.  All data which has been collected, stored, maintained or otherwise used by any Company has been collected, stored, maintained and used in accordance with all applicable Laws.  No Company has received a notice in writing of noncompliance with applicable data protection Laws.

                         (i)          Absence of Changes.  Since December 31, 2005, except as provided for in this Agreement or the Budget or reflected in the Stub Period Financial Statements, the Companies have operated in the ordinary course of business and consistent with past practice in all material respects.  Without limiting the generality of the foregoing, except as provided for in the Budget or reflected in the Stub Period Financial Statements, there has not been, occurred or arisen:

                                        (i)          any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock or other equity interests of Embarcadero or any direct or indirect redemption, purchase or other acquisition by Embarcadero of any such stock or of any interest in or right to acquire any such stock or other equity interests, as the case may be;

                                        (ii)         any amendment to the Organizational Documents of any Company or any action taken with respect to any such amendment;

                                        (iii)        any Lien, other than Permitted Liens and Purchaser Liens, on any of the assets or properties of any Company;

                                        (iv)         any loan or other advance to any Person, except for routine travel advances to employees of any Company in the ordinary course of business and consistent with past practice and any loan or advance shown on the Stub Period Financial Statements; any Liability involving the borrowing of money by any Company, the incurrence by any Company of any deferred purchase price obligation or other material indebtedness or the incurrence, assumption or guaranty by any Company of the obligation of any other Person, except, in each case, as reflected in the Stub Period Financial Statements;

                                        (v)          any cancellation, payment or other provision for a complete or partial discharge, in each case in advance of a scheduled payment date, with respect to any monetary Liability of any Company, or waiver of any right to receive any direct or indirect payment or other benefit under any material Liability owing to such Company, except, in each case, in the ordinary course of business and consistent with past practice;

                                        (vi)         any amendment, termination, waiver, disposal or lapse of, or other failure to preserve, any Governmental Permit of any Company, except as is not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect, or any Insurance License;

                                        (vii)        any termination, amendment or execution by any Company of any Material Contract, except those Material Contracts which expired in accordance with their terms and except for the termination or amendment of any Material Contract that is not reasonably expected to have an Embarcadero Material Adverse Effect;

                                        (viii)       any expenditure or commitment for additions to property, plant, equipment or other capital assets or properties of any Company in excess of $25,000 in the aggregate, other than such expenditures provided for in the Budget;

                                        (ix)         any creation of or change in any compensation arrangement or Contract with any officer or director of any Company or, except in the ordinary course of business and consistent with past practice, any employee of or any consultant to any Company or any grant or payment of any bonus or other incentive payment or benefit to any officer, director or employee of any Company, other than the grant or payment of a bonus to an officer that does not exceed $25,000 in any individual case and $200,000 in the aggregate;

                                        (x)          any adoption by any Company of any Plan or other benefit plan or arrangement for or with any employee or any amendment of any such Plan, other benefit plan or arrangement or any material increase in benefits under any Plan or other benefit plan or arrangement or change in employee coverage which would materially increase the expense of maintaining any such Plan or other benefit plan or arrangement;

                                        (xi)         any change in its fiscal year, any material change in financial reporting, Tax or accounting practice or policy of any Company or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for other accounting purposes, except as required by GAAP or SAP or under applicable Law;

                                        (xii)        any material Tax election or change of any Tax election by any Company (except for elections that are consistent with past practice, or those that are inconsistent with past practice but for which the express prior written consent of Purchaser is obtained, which consent shall not be unreasonably withheld, delayed or conditioned) or any settlement or compromise of any material Liability for Tax;

                                        (xiii)       any institution or settlement by any Company of any Proceeding, other than Proceedings in the ordinary course of business and consistent with past practice involving insurance policy claims, before any Governmental Authority relating to it or its assets or properties involving more than $100,000 in any individual case or $250,000 in the aggregate;

                                        (xiv)        any damage to or destruction or loss of any asset or property of any Company having a value in excess of $25,000, whether or not covered by insurance;

                                        (xv)         any sale, lease or other disposition (other than in the ordinary course of business and consistent with past practice) of any asset or property of the Companies having a value in excess of $25,000 in any individual case or $50,000 in the aggregate, other than as provided for in the Budget;

                                        (xvi)        except in the ordinary course of business and consistent with past practice or as required by applicable Law, any material change in underwriting or claims management practices, pricing practices, reserving practices, reinsurance practices, marketing practices or investment policies or practices of the Companies or the Investment Guidelines;

                                        (xvii)       any revaluation of any assets or properties (including investment assets), including writing off notes or accounts receivable, by any Company, except in the ordinary course of the business and consistent with past practices or as required by GAAP or SAP or under applicable Law;

                                        (xviii)      any investment, sale or other disposition of investments by any Company, except in accordance with the Investments Guidelines and in the ordinary course of business and consistent with past practice;

                                        (xix)        except as required by GAAP or SAP, any action or failure to take any action by any Company, in each case that has the effect of either (A) shifting income or surplus from the period preceding December 31, 2005 to the period following December 31, 2005 or (B) increasing the Estimated Consolidated Book Value of Embarcadero or the Consolidated Book Value of Embarcadero unless, in each case, such action or failure was based primarily on a reasonable and valid business purpose and was not taken with the intent of increasing the Purchase Price to the detriment of Purchaser and Parent;

                                        (xx)         any changes, events, circumstances, occurrences, conditions or state of facts which, individually or in the aggregate, has had or is reasonably expected to have an Embarcadero Material Adverse Effect;

                                        (xxi)        any Contract binding on any Company to take any of the actions described in this
Section 3.2(i).

                         (j)          Taxes.

                                        (i)          All material Tax Returns required to be filed by or with respect to any Company have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects.  Each Company has duly and timely paid (or there has been paid on its behalf) all material Taxes that are due.  With respect to any period for which Taxes are not yet due, each Company has made due and sufficient current accruals in accordance with GAAP in its financial statements.  Each Company has made (or there has been made on its behalf) all required estimated Tax payments sufficient to avoid any underpayment penalties.  Each Company has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

                                        (ii)         There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any Company for any taxable period, and no power of attorney granted by or with respect to any Company with respect to Taxes is currently in force.  No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to any Company.  There are no advance Tax rulings in respect of any Tax issued to or pending that have been requested by any Company or, to the Knowledge of Embarcadero, requested with respect to any Company, or any other written agreements between a Company and any Governmental Authority with regard to any Tax.  No audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of Embarcadero, threatened with respect to any Taxes due from or with respect to any Company or any Tax Return filed by or with respect to any Company.  No assessment of Taxes has been proposed in writing against any Company or any assets or properties of any Company.

                                        (iii)        Except as otherwise provided in this Section 3.2(j), the deductions with respect to “losses incurred” claimed by Majestic were determined correctly in all material respects in accordance with the requirements of Sections 832(b)(5) and 846 of the Code for any Tax Returns for the Taxable periods ended December 31, 2003 and December 31, 2004, and such Code provisions have been consistently and correctly applied with respect to the filing of all Tax Returns for which the applicable statute of limitations has not expired and will be consistently and correctly applied in all material respects with respect to the filing of any Tax returns for the Taxable period ended December 31, 2005 and the Taxable period from January 1, 2006 through the Closing Date when such Tax Returns are filed.

                                        (iv)         Majestic is and has been taxable as an “insurance company other than a life insurance company” within the meaning of Section 831(c) of the Code for the taxable period ending on or including the Closing Date and for all prior taxable periods for which the statute of limitations has not expired.

                                        (v)          No Company has agreed (and no agreement has been made on any Company’s behalf) to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of any Company.

                                        (vi)         Except as disclosed pursuant to Section 3.2(aa), no Company is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement, Tax allocation agreement or similar Contract or assignment of any Contract that obligates any Company to make any payment computed by reference to the Taxes, taxable income or losses of an other Person, other than (x) any such customary agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and (y) Property Taxes payable with respect to properties leased to any party.  No Company is or has been a member of an affiliated group filing a consolidated Federal Income Tax Return other than a group of which Embarcadero is the common parent.

                                        (vii)        There is no Contract, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code.

                                        (viii)       No Seller is a “foreign person” within the meaning of Section 1445(b)(2) of the Code.

                                        (ix)         There are no outstanding requests by any Company for any extension of time within which to file any Tax Return or within which to pay Taxes shown to be due on any Tax Return.

                                        (x)          None of the Companies or any predecessors of the Companies by merger or consolidation has within the past three (3) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

                                        (xi)         No Company is a party to any written joint venture, partnership or other written arrangement or contract which would be treated as a partnership for U.S. Federal income tax purposes.

                         (k)          Legal Proceedings.

                                        (i)          There is no Proceeding that has been commenced and is pending or, to the Knowledge of Embarcadero, is threatened by or against any Company other than Proceedings relating to insurance policy claims.  The suits, actions, arbitrations, litigation and similar proceedings relating to insurance policy claims have arisen in the ordinary course of business and are not reasonably expected to have an Embarcadero Material Adverse Effect;

                                        (ii)         There is no Proceeding to which any Company is a party or by which any Company or any of its assets or properties is bound that challenges the validity of this Agreement or any of the transactions contemplated by this Agreement or the right of Embarcadero to enter into this Agreement or to perform its obligations hereunder;

                                        (iii)        There are no writs, judgments, decrees, injunctions or similar orders of any Governmental Authority (each, a “Governmental Order”) outstanding against any Company or its material assets or properties, except for Governmental Orders that are not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect; and

                                        (iv)         None of the Companies is a party to or has received any written notice or advice that it may become subject or party to any investigation with respect to, and, to the Knowledge of Embarcadero, none of the Companies is subject to any investigation with respect to, any corrective, suspension, agreement, consent agreement or other regulatory enforcement action or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Authority that relates to or restricts in any material respect its business as presently or proposed to be conducted or that in any manner relates to its capital and surplus adequacy or its management (each, a “Regulatory Agreement”), nor has any Company been advised by any Governmental Authority that it is considering issuing or requesting any such Regulatory Agreement; there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement from such Governmental Authority relating to any examinations of any Company which has had or is reasonably expected to have an Embarcadero Material Adverse Effect.

                         (l)          Compliance With Laws and Insurance Practices.  (i)  Since January 1, 2003 no Company has been, and no Company is, in violation of any Law or Governmental Order applicable to such Company or its assets or properties except for such violations that are not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect.  Neither any Company nor any Seller has received at any time since January 1, 2003 any written notice from any Person regarding any actual, alleged or potential violation in any material respect of any Law applicable to any Company’s business, operations, assets or properties.

                                        (ii)         Except as otherwise, individually or in the aggregate, is not reasonably expected to have an Embarcadero Material Adverse Effect, all policies, binders, slips, certificates and other agreements of insurance, whether individual or group, that are in effect (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and that have been issued by any Company and any and all marketing materials, are, to the extent required by applicable Law, on forms approved by applicable Governmental Authorities that regulate insurance companies which have been filed with and, to the Knowledge of Embarcadero, not objected to by such Governmental Authorities within the period provided for objection (the “Insurance Forms”).  The Insurance Forms comply in all material respects with the insurance Laws applicable thereto and, as to premium rates established by any Company which are required to be filed with or approved by Governmental Authorities that regulate insurance companies, such rates have been so filed or approved, the premiums charged conform thereto and such premiums comply in all material respects with the insurance Laws applicable thereto.

                                        (iii)        Embarcadero has made available to Purchaser or its representatives all material correspondence between any Company and any Governmental Authority that regulates insurance companies, regarding any alleged material violation of Law that have been received since January 1, 2003.

                                        (iv)         To the Knowledge of Embarcadero, each Company has at all times since January 1, 2003 in its marketing and sales materials, to the extent required by applicable Law, disclosed any and all arrangements in place between it and a financial intermediary pursuant to which a financial intermediary is compensated, directly or indirectly, by such entity or an affiliate of such entity, with cash payments or other incentives in connection with its sales of insurance products.  Such arrangements are and at all times since January 1, 2003 have been in compliance with applicable Law, except for any such noncompliance that is not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect.

                                        (v)          No Company (including, to the Knowledge of Embarcadero, any officer, director or employee of any Company) has entered into, or acquiesced in, any agreement, arrangement or understanding to permit any person to engage in improper “market timing” or improper “late trading” activity (as such terms are commonly used in the securities industry) with respect to any investment assets.

                                        (vi)         Each Company to which the Health Insurance Portability and Accountability Act and the regulations promulgated thereunder (including 45 C.F.R. parts 160, 162 and 164) (collectively, “HIPAA”) are applicable has implemented a plan or plans designed to ensure compliance by such Company with any applicable Laws (including HIPAA) governing the privacy, security and electronic data transfer standards relating to health information to the extent such Laws are in effect as of the date hereof, and has taken reasonable steps to formulate and implement a plan or plans designed to ensure compliance with such Laws by no later than the applicable mandated compliance dates to the extent such Laws are not in effect as of the date hereof.

                         (m)         Employee Benefit Plans.

                                        (i)          Section 3.2(m)(i) of the Sellers Disclosure Schedule lists as of the date hereof all Plans of the Companies.

                                        (ii)         “Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time, and any other plan, policy, program, practice or agreement (whether written or oral) providing compensation or other benefits to any current or former officer, employee or consultant (or to any dependent or beneficiary thereof) of any Company or any ERISA Affiliate, which are now, or within the last five (5) years were, maintained by any Company or any ERISA Affiliate, or with respect to which any Company or any ERISA Affiliate has or may have any Liability, including any obligation to contribute, including all employee pension, profit-sharing, savings, retirement, incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, life, accident or other insurance, stock purchase, stock option, stock appreciation right, phantom stock, restricted stock or other equity-based compensation plans, and any other plans, policies, programs or practices.  “ERISA Affiliate” means any entity (whether or not incorporated) other than the Companies that, together with the Companies, is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, or in the case of any Plan subject to Part 3 of Subtitle B of Title I of ERISA, of an affiliated service group within the meaning of Section 414(m) of the Code.

                                        (iii)        To the Knowledge of Embarcadero, no employee of any Company will be subject to tax under Section 409A of the Code with respect to any Plan.

                                        (iv)         With respect to each Plan of the Companies, Embarcadero has made available to Purchaser or its representatives true and complete copies of (i) the Plan (including all amendments) and summary plan description (including all summaries of material modifications), (ii) all trust documents, insurance contracts or policies, (iii) to the extent applicable, documentation of the nondiscrimination testing for the preceding three (3) years, and (iv) to the extent applicable, the most recent IRS opinion or determination letter.

                                        (v)          No Plan is subject to Title IV of ERISA, and no condition exists as a result of which any Company is reasonably expected to have any Liability under Title IV of ERISA that is reasonably expected to have an Embarcadero Material Adverse Effect.  No Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and no condition exists as a result of which any Company is reasonably expected to have any material Liability under a multiemployer plan.

                                        (vi)         Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable opinion or determination letter from the Internal Revenue Service and, to the Knowledge of Embarcadero, nothing has occurred and no circumstances exist that is reasonably expected to cause the disqualification of such Plan.  Each Plan is and has been maintained in form and operation in all material respects in compliance with its terms and all applicable laws, including ERISA and the Code, except where such non-compliance is not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect.  As of and including the Closing Date, each Company shall have made all contributions required to be made by such Company with respect to each Plan, except for such contributions that are not material in amount and that will be accrued on the Closing Date Balance Sheet.

                                        (vii)        With respect to each Plan, no “party in interest” or “disqualified person” (as defined in Section 3(14) of ERISA or Section 4975 of the Code, respectively) has at any time engaged in a prohibited transaction in violation of Section 406 of ERISA or 4975 of the Code.

                                        (viii)       Each Plan which is a “welfare plan” within the meaning of Section 3(1) of ERISA and which provides health, disability or death benefits is fully insured.

                                        (ix)         No Plan provides for the continuation of medical, health or other welfare benefits or coverage for any participant or any dependent or beneficiary of any participant after such participant’s retirement or other termination of employment, except as may be required by COBRA or any other applicable law, and no Company has agreed or promised to provide any such benefits or coverage.

                                        (x)          The consummation of the transactions contemplated by this Agreement, either alone or in combination with any action taken by any Company, will not result in any new benefits, an increase in the amount of compensation or benefits or an acceleration of the vesting or timing of payment of any benefits or compensation payable in respect of any employee.

                                        (xi)         Section 3.2(m)(xii) of Sellers Disclosure Schedule lists all leased employees and independent contractors providing services to any Company as of the date hereof.  Embarcadero has made available to Purchaser or its representatives true and complete copies of any agreements with or with respect to leased employees and independent contractors;

                         (n)          Labor Relations.

                                        (i)          Each Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and no Company is engaged in any unfair labor practice, except where such noncompliance or unfair labor practice is not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect;

                                        (ii)         No collective bargaining agreement with respect to the business of any Company is currently in effect or being negotiated.  No Company is aware of any labor union or collective bargaining organizing activity with respect to its employees.  To the Knowledge of Embarcadero, no Company has any obligation to negotiate any such collective bargaining agreement and there is no indication that the employees of any Company desire to be covered by a collective bargaining agreement;

                                        (iii)        There are not currently pending or, to the Knowledge of Embarcadero, threatened, nor have there been within the past three (3) years, any strikes, slowdowns, work stoppages or other labor trouble pending or, to the Knowledge of Embarcadero, threatened with respect to the employees of any Company, nor has any of the foregoing occurred or, to the Knowledge of Embarcadero, been threatened;

                                        (iv)         To the Knowledge of Embarcadero, there is not, and has not for the past three (3) years been, any representation claim or petition pending before the National Labor Relations Board or any state or local labor agency and, to the Knowledge of Embarcadero, no question concerning representation has been raised or threatened respecting the employees of any Company;

                                        (v)          To the Knowledge of Embarcadero, there are not currently, and have not within the past three (3) years been, any complaints or charges against any Company pending before the National Labor Relations Board or any state or local labor agency and, to the Knowledge of Embarcadero, no complaints or charges have been filed or threatened to be filed against any Company with any such board or agency;

                                        (vi)         To the Knowledge of Embarcadero, no charges with respect to or relating to the business of any Company are, or within the past three (3) years have been, pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices;

                                        (vii)        No Company has received written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of any Company and, to the Knowledge of Embarcadero, no such investigation is in progress;

                                        (viii)       To the Knowledge of Embarcadero, no Company and no employee of any Company is in violation in any material respect of any employment agreement, non-disclosure agreement, non-competition agreement or any other Contract regarding an employee’s employment with any Company;

                                        (ix)         Each Company has paid all wages, compensation and other remuneration which are due and payable to each employee and each independent contractor, except for wages, compensation and other remuneration relating to the current pay period of the Companies that has not yet been closed and that to the extent applicable will be accrued on the Closing Date Balance Sheet;

                                        (x)          Each employee and consultant of any Company is terminable “at will” subject to applicable notice periods as set forth by applicable Law or in the applicable employment agreement, and there are no agreements or understandings between any Company and any of such Company’s employees or consultants that their employment or services will be for any particular period or that their compensation or benefits will be increased as a result of any of the transactions contemplated by this Agreement;

                                        (xi)         To the Knowledge of Embarcadero no officer or key employee intends to terminate his or her employment with its respective Company as a result of the transactions contemplated hereby or otherwise;

                                        (xii)        There are not, and there have not been, any oral or informal arrangements, commitments or promises between any Company and any employee or consultant of such Company that have not been documented as part of the formal written agreements between any such individuals and any Company;

                                        (xiii)       There are no existing circumstances or events that are reasonably expected to give rise to any valid claim by a current or former employee for compensation on termination of employment, except for claims are not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect;

                                        (xiv)        all amounts that any Company is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Authority as required by applicable Law have, in each case, been duly deducted, transferred, withheld and paid, and no Company has any outstanding obligation to make any such deduction, transfer, withholding or payment; and

                                        (xv)         there are no pending, or to the Knowledge of Embarcadero, threatened or reasonably anticipated claims or actions against any Company by any employee in connection with such employee’s employment or termination of employment by any Company, except for claims or actions that are not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect.

There is no unpaid severance which is due or claimed, in writing, or, to the Knowledge of Embarcadero, orally, to be due from any Company to any Person whose employment with any Company was terminated.

                         (o)          Contracts.  Section 3.2(o) of Sellers Disclosure Schedule contains a true and complete list as of the date hereof of each of the following Contracts (true and complete copies of each written Contract have been delivered to Purchaser and true and correct descriptions of other Contracts are set forth in Section 3.2(o) of Sellers Disclosure Schedule) to which any Company is a party or by which its assets or properties is bound other than insurance policies issued in the ordinary course of business and consistent with past practice and other than Contracts evidencing the purchase and sale of Majestic’s investment securities in the ordinary course of business (each such Contract is referred to as a “Material Contract”):

                                        (i)          each Contract relating to any (A) lease, license or other interest in any real property, and (B) lease, license or other interest in Personal Property (other than Intellectual Property) obligating any Company to an annual payment of more than $175,000;

                                        (ii)         each Contract that has the effect of prohibiting or materially impairing any Company from (A) acquiring any assets, property or business, (B) conducting any line of business in any location, or (C) hiring any Person or consulting firm;

                                        (iii)        each Contract with any holder of shares of capital stock or other equity interests of any Company or any Affiliate of any of the foregoing or with any Related Person;

                                        (iv)         each Contract that contains a change of control provision or that restricts a Company from paying any dividends or making any distributions to its shareholders;

                                        (v)          each Contract that obligates any Company to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons in excess of $50,000, individually, or $150,000 in the aggregate;

                                        (vi)         all employment, agency, consulting or representation Contracts or other Contracts of any type (including loans or advances) with any present officer, director or consultant of any Company (or former officer, director or consultant of any Company) under which any Company has any present or future material Liability;

                                        (vii)        all Contracts pursuant to which any Company has borrowed or is entitled to borrow money or has deferred or is entitled to defer the purchase price for property or services or that create any material Lien (other than a Permitted Lien) on any material Personal Property of any Company and any Contracts entered into in connection therewith;

                                        (viii)       all Contracts pursuant to which any Company has agreed to indemnify or hold harmless any Person or guarantee the Liabilities of any Person;

                                        (ix)         all Third Party Reinsurance Contracts to which any Company is a Party or by which it or its assets or properties are bound; and

                                        (x)          all other Contracts that involve the payment or potential payment, pursuant to the terms of such Contracts, by or to any Company of more than $175,000 individually.

Each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company that is a party thereto and, to the Knowledge of Embarcadero, each other party thereto.  None of any Seller, Company, Christopher R. Redlich, Jr., John L. Sullivan, Jay Stewart or Don Bellinger has received from any other party to any Material Contract any notice of termination or intention to terminate such Material Contract.  No Company is, nor, to the Knowledge of Embarcadero, is any other party to such Material Contract, in material violation or breach of or default under any such Material Contract (or with or without notice or lapse of time or both, would be in material violation or breach of or default under any such Material Contract).

                         (p)          Insurance Issued.  Except as required by applicable Law:

                                        (i)          All insurance benefits payable by any Company or, to the Knowledge of Embarcadero, by any other Person that is a party to or bound by any insurance policy issued by any Company have in all material respects been paid in accordance with the terms of the Insurance Contracts under which they arose, except for such benefits for which Embarcadero in good faith believes there is a reasonable basis to contest payment and other than failures to pay that are not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect; and

                                        (ii)         To the Knowledge of Embarcadero, each insurance agent, broker or other intermediary, at the time such Person wrote, sold or produced business for any Company, was duly licensed as an insurance agent, broker or other intermediary (for the type of business written, sold or produced by such Person) in the particular jurisdiction in which such Person wrote, sold or produced such business.  To the Knowledge of Embarcadero, since January 1, 2003 no such agent, broker or other intermediary violated in any material respect any law or any other requirement of any Governmental Authority or arbitrator applicable to the sale or servicing of insurance policies issued by any Company.

Section 3.2(p) of Sellers Disclosure Schedule sets forth a true and complete list of all policy-holder claims against any Company for benefits under policy provisions written by such Company which were unpaid as of June 30, 2006 and which claimed amount, net of reinsurance, exceeds $25,000 or, if such claim is not determinable and a specific reserve has been established for such claim, such reserve exceeds $25,000.

                         (q)          Governmental Licenses and Permits.  (i)  Section 3.2(q)(i) of Sellers Disclosure Schedule contains a true and complete list of all jurisdictions in which Majestic is licensed to transact insurance business (the “Licensed Jurisdictions”) and the lines of business for which Majestic is licensed in each Licensed Jurisdiction.  Each Insurance License held by Majestic is valid and in full force and effect.  No such Insurance License is the subject of a Proceeding for limitation, suspension or revocation or relating to market conduct or otherwise.  To the Knowledge of Embarcadero, there is no pending threat of any such Proceeding by any Governmental Authority that licenses insurance in the Licensed Jurisdictions.  No event has occurred which allows or, after notice or lapse of time or both, would allow, revocation, suspension or termination of any such Insurance License or has resulted in or, after notice or lapse of time or both, would reasonably be expected to result in any impairment of the rights of the holder of any such Insurance License.  Majestic is not domiciled or “commercially domiciled” for insurance regulatory purposes in any jurisdiction other than California and any other jurisdiction listed in Section 3.2(q)(i) of Sellers Disclosure Schedule.

                                        (ii)         Each Company possess all Governmental Permits, and has made all filings, applications and registrations with and given all notices to, all Governmental Authorities necessary to permit such Company to conduct the business now operated by such Company, except in each case where the failure to do so is not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect; each Company is in compliance with the terms and conditions of all such Governmental Permits, except where the failure so to comply is not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect; each of the Governmental Permits is valid and in full force and effect, except where the invalidity of such Governmental Permit or the failure of such Governmental Permit to be in full force and effect is not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect; and no event has occurred which allows or, after notice or lapse of time or both, would allow, revocation, suspension or termination of any such Governmental Permit or has resulted in or, after notice or lapse of time or both, would reasonably be expected to result in any impairment of the rights of the holder of any such Governmental Permit which event is reasonably expected to have an Embarcadero Material Adverse Effect.  Section 3.2(q)(ii) of Sellers Disclosure Schedule lists all Governmental Permits held by each Company and the Governmental Authority which granted such Governmental Permits.

                         (r)          Reinsurance.  To the Knowledge of Embarcadero, all amounts to which any Company is entitled under Third Party Reinsurance Contracts (including amounts based on paid and unpaid losses) are collectible in the ordinary course of business.  No Company is in violation of, or in default in the performance, observance or fulfillment of, any obligation, agreement, covenant or condition contained in any Third Party Reinsurance Contract to which it is a party except for violations or defaults that are not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect; no Company has received any notice from any other party to any Third Party Reinsurance Contract that such other party intends not to perform its obligations thereunder and to the Knowledge of Embarcadero none of the other parties to any Third Party Reinsurance Contract will be unable to perform its obligations thereunder.  Without limiting the generality of the foregoing, no Company has received any written notice of the initiation of bankruptcy, liquidation, receivership, insolvency, regulatory supervision or similar proceedings with respect to any other party to a Third Party Reinsurance Contract to which any Company is a party.  None of the Companies has been prohibited under applicable SAP or applicable insurance Laws from taking financial statement credit for the reinsurance provided by the Third Party Reinsurance Contracts to which it is a party and any reinsurance recoverables more than sixty (60) days past due as of the date hereof are listed in Section 3.2(r) of Sellers Disclosure Schedule.  The Closing of the transactions contemplated by this Agreement will not give rise to any termination or recapture rights under the Third Party Reinsurance Contracts to which any Company is a party.  All insurance policies issued by any Company that are reinsured or retroceded in whole or in part conform in all material respects to the standards agreed to in the related Third Party Insurance Contract, other than such deviations that are not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect.

                         (s)          Environmental Matters.

                                        (i)          Each Company is and has been in compliance with all Environmental Laws and each Company has obtained and is in compliance with all Governmental Permits required under Environmental Laws, except, in each case, for such noncompliance which is not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect.

                                        (ii)         There are no pending or, to the Knowledge of Embarcadero, threatened Proceedings, or any Environmental, Health and Safety Liabilities, arising under or pursuant to any Environmental Law with respect to any Company or adversely affecting any of the real or Personal Property in which any Company has or had an interest that is reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect.

                                        (iii)        To the Knowledge of Embarcadero, there are no Hazardous Materials present on, in, under or migrating to or from the Environment at any real property the Company leases, except in compliance in all material respects with all applicable Environmental Laws.  No Company has conducted or, to the Knowledge of Embarcadero, permitted any Hazardous Activity with respect the real or Personal Property of any Company except in compliance in all material respects with all applicable Environmental Laws.

                                        (iv)         Each Company has made available to Purchaser or its representatives true, correct and complete copies and results of any and all material reports, studies, analyses, tests or monitoring possessed or initiated by any Company pertaining to Hazardous Materials or Hazardous Activities on or in the real property of any Company, or concerning compliance by any Company with Environmental Laws.

                         (t)            Bank Accounts; Powers of Attorney; Statutory Deposits.  Section 3.2(t) of Sellers Disclosure Schedule contains (i) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any Company has an account or safe deposit box or maintains a banking, custodial, trading, trust or other similar relationship, (ii) a true and complete list and description of each such account, box and relationship, and (iii) a true and complete list of all signatories for each such account and box.  No Company has granted a power of attorney to any Person authorizing such Person to make any commitment on behalf of such Company.

                         (u)          Organizational Documents.  Embarcadero has made available to Purchaser or its representatives true and complete copies of the Organizational Documents of each Company, and all amendments thereto, as in effect on the date hereof.

                         (v)          Minute Books.  The minute books of each Company accurately reflect in all material respects all material actions taken at all meetings and all consents in lieu of meetings of the shareholders of such Company since January 1, 2003, and all material actions taken at all meetings and all consents in lieu of meetings of the boards of directors of each Company and all committees thereof since January 1, 2003.  True and correct copies of all of such minute books have previously been made available to Purchaser or its representatives.

                         (w)          Related Persons Transactions.  No officer, director or shareholder of any Company or any member of his or her immediate family or any Affiliate of any of the foregoing (collectively, “Related Persons”) is indebted to any Company, nor is any Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of any Company, and (iii) for other employee benefits made generally available to all similarly situated employees.  To the Knowledge of Embarcadero, no Related Person has any direct or indirect ownership interest (i) in any products, services, facilities, Software or other Personal Property or any real property owned, leased, licensed or used by any Company, (ii) in any Person with which any Company has a contractual relationship, or (iii) in any Person that competes with any Company (except for the ownership of less than three percent (3%) of the outstanding stock of a publicly traded company).  To the Knowledge of Embarcadero, no Related Person is, directly or indirectly, interested in any Material Contract (other than such contracts as relate to any such Person’s ownership of capital stock or other equity securities of any Company or such Person’s employment with any Company).

                         (x)          Restrictions on Business Activities.  Except as required by or pursuant to applicable Law, to the Knowledge of Embarcadero, there is no Governmental Order binding upon any Company or its assets or properties which has the effect of prohibiting or materially impairing any Company from (i) acquiring any property or asset, (ii) conducting any business in any location, (iii) hiring any Person or consulting firm, or (iv) declaring or paying any dividend or other distribution to its shareholders.

                         (y)          Certain Business Practices.  To the Knowledge of Embarcadero, no Company has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

                         (z)          Brokers’ Fees.  No Company has incurred, nor will any Company incur, directly or indirectly, any Liability for brokerage, finders’ fees, agent’s commissions, investment banking or financial advisory fees or any similar charges in connection with this Agreement or any transactions contemplated hereby.

                         (aa)        Tax Sharing Agreements.  Embarcadero has made available to Purchaser or its representatives true and complete copies of all tax sharing agreements entered into by the Companies (“Tax Sharing Agreements”).  All such Tax Sharing Agreements have been reviewed and approved by all Governmental Authorities required to approve such Tax Sharing Agreements.  To the extent any Tax Sharing Agreement contemplates, authorizes, or approves any Distributions, such Distributions have been reviewed and approved by such Governmental Authorities and are not subject to any Proceedings.

                         (bb)        Disclosure.  No representation or warranty in this Section 3.2, in Sellers Disclosure Schedule relating thereto or in any certificate furnished by Sellers to Purchaser or Parent in connection with this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

                         (cc)        Disclaimer of other Representations and Warranties.  Except as set forth in this Article III, in Sellers Disclosure Schedule or in any certificate furnished by Sellers to Purchaser or Parent in connection with this Agreement, no Seller makes any representation or warranty, express or implied, at law or in equity, in respect of any Seller or any Company, or any of their respective assets, Liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PURCHASER AND PARENT

          Purchaser and Parent, jointly and severally, hereby represent and warrant to Sellers as follows:

          4.1          Organization.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Bermuda and each of Purchaser and Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder.  Purchaser has all requisite corporate power and authority to enter into the Escrow Agreement and to perform its obligations thereunder.  Parent and the Parent Subsidiaries have all requisite corporate power and authority to own and operate their respective assets and properties and to carry on their respective business as such business is presently conducted.  Each of Parent and the Parent Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership of its assets and properties or the operation of its business makes such qualification, licensing or admission necessary, except where failure to be so qualified, licensed or admitted or be in good standing is not reasonably expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          4.2          Authority.  The execution and delivery of this Agreement by Purchaser and Parent and the performance by Purchaser and Parent of their obligations hereunder and the execution and delivery of the Escrow Agreement by Purchaser and the performance by Purchaser of its obligations thereunder have been duly and validly authorized by all necessary corporate action on the part of Purchaser and Parent, as the case may be.  This Agreement has been duly executed and delivered by Purchaser and Parent and constitutes, and at the Closing the Escrow Agreement will be duly executed and delivered by Purchaser and will then constitute, a legal, valid and binding obligation of Purchaser and Parent, as the case may be, enforceable against them in accordance with their respective terms, except to the extent that enforcement may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally, and (b) the application of general equitable principles, whether considered in a Proceeding at law or in equity.

          4.3          No Conflicts or Violations.  The execution and delivery of this Agreement by Purchaser and Parent, the execution and delivery of the Escrow Agreement by Purchaser and the performance by Purchaser and Parent of their respective obligations under this Agreement and the Escrow Agreement will not:

                         (a)          subject to obtaining the approvals contemplated by Sections 5.1 and 6.1, violate any Law or any Governmental Order applicable to Parent or any Parent Subsidiary or their respective assets or properties or any Governmental Permit or Insurance License held by Parent or any Parent Subsidiary, except for such violations that are not reasonably expected, individually or in the aggregate, to have a Parent Material Adverse Effect;

                         (b)          conflict with or result in a violation or breach of any provision of the Organizational Documents of Parent or any Parent Subsidiary;

                         (c)          conflict with or result in a violation or breach of or constitute (with or without notice or lapse of time or both) a default, or result in the acceleration of any obligation or a termination, under any material Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective assets or properties is bound, except for such conflicts, violations, breaches, defaults, accelerations or terminations which are not reasonably expected, individually or in the aggregate, to have a Parent Material Adverse Effect; or

                         (d)          require Parent or any Parent Subsidiary to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Person, except for such consents, approvals, authorizations, actions, filings or notices that will be obtained, made or given prior to, and be in full force and effect on the Closing Date or the failure of which to obtain, make or give are not reasonably expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          4.4          Legal Proceedings.  There is no Proceeding to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any of its assets or properties is bound that challenges the validity of this Agreement or the Escrow Agreement or any of the transactions contemplated hereby or thereby or the right of Parent or Purchaser to enter into this Agreement or the Escrow Agreement or to perform their respective obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby.

          4.5          Brokers’ Fees.  Neither Purchaser nor Parent has incurred, nor will either of them incur, any Liability for brokerage, finders’ fees, agent’s commissions, investment banking or financial advisory fees or any similar charges in connection with this Agreement or any transactions contemplated hereby for which any Seller shall have any Liability.

          4.6          Purchase for Investment.  The Embarcadero Shares will be acquired by Purchaser for its own account for investment and not for the purpose or with the intent of further distribution or other sale or disposition in violation of the registration requirements of the Securities Act.  Purchaser has sufficient knowledge and experience in financial and business matters to make an informed decision about its investment in the Embarcadero Shares pursuant to this Agreement.  Purchaser will not sell, convey, transfer, assign or otherwise dispose of the Embarcadero Shares it acquires pursuant to this Agreement, or any portion thereof or any interest therein, in violation of the registration requirements of the Securities Act and applicable state securities laws.

          4.7          Financing.  Purchaser has, or will make satisfactory arrangements to provide on the Closing Date, sufficient cash to fund the aggregate Purchase Price.  Purchaser and Parent acknowledge and agree that completion of any financing relating to the funding of the Purchase Price shall not constitute a condition to Closing of the transactions contemplated by this Agreement.

          4.8          Disclosure.  No representation or warranty in this Article IV or in any certificate furnished by Purchaser or Parent to Sellers in connection with this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

          4.9          Disclaimer of other Representations and Warranties.  Except as set forth in this Article IV or in any certificate furnished by Purchaser or Parent to Sellers in connection with this Agreement, neither Purchaser nor Parent makes any representation or warranty, express or implied, at law or in equity, in respect of Parent or any Parent Subsidiary, or any of their respective assets, Liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE V

COVENANTS OF SELLERS AND EMBARCADERO

          Each Seller and Embarcadero, as applicable, covenant and agree with Purchaser and Parent that each Seller and Embarcadero shall comply with all covenants and provisions of this Article V applicable to it, except to the extent (i) Purchaser may otherwise expressly consent in writing, (ii) otherwise required by applicable Law, or (iii) otherwise expressly required or permitted by this Agreement.

          5.1          Contract and Regulatory Approvals.  Sellers and Embarcadero shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith, to obtain as promptly as reasonably practicable (a) all approvals and consents required to be obtained by any Company under all Contracts to which any Seller or any Company is a party to consummate the transactions contemplated hereby, which such approvals and consents are set forth in Schedule 5.1 and (b) all approvals, authorizations and clearances of Governmental Authorities required of any Seller or any Company to consummate and make effective the transactions contemplated hereby, which such approvals, authorizations and clearances are set forth in Schedule 5.1.  Embarcadero shall, and shall cause the other Companies to, (i) provide such other information and communications to such Governmental Authorities as Purchaser or such Governmental Authorities may reasonably request, and (ii) reasonably cooperate with Purchaser in Purchaser’s efforts to obtain all approvals, authorizations and clearances of Governmental Authorities and other Persons required of Purchaser to consummate and make effective the transactions contemplated hereby, including any required approvals of the Governmental Authorities that regulate insurance companies.

          5.2          Investigation by Purchaser.  Prior to the Closing, Embarcadero shall provide, and shall cause the other Companies to provide, to Purchaser and its representatives reasonable access, upon reasonable prior notice and during normal business hours, to all facilities, officers, employees, agents (including accountants and actuaries), assets or properties, books and records of each of the other Companies and shall furnish, and cause each of the other Companies to furnish, to Purchaser and such representatives all such information and data in their possession or under their control concerning the business, assets, properties, operations and affairs of each of the Companies as Purchaser or such representatives may reasonably request.

          5.3          Conduct of Business.  From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article XI, Embarcadero shall, and shall cause each of the other Companies to, conduct their respective businesses in the ordinary course of business and consistent with past practice, except as set forth in Section 5.3 of Sellers Disclosure Schedule.  Without limiting the generality of the foregoing, Embarcadero shall ensure that, except as expressly provided herein or as expressly consented to by Purchaser in writing (which consent may be given or withheld in Purchaser’s sole discretion, provided that Purchaser shall not arbitrarily withhold such consent or unreasonably delay notifying Embarcadero whether or not it so consents):

                         (a)          no Company enters into any Contract that is a Material Contract, or any Tax Sharing Agreement or any material license or other agreement that, if in existence on the date hereof, would be required to be made available to Purchaser or its representatives pursuant to Section 3.2(aa) or 3.2(h)(ii), respectively, other than in the ordinary course of business and consistent with past practices that are not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect, and that each of the Companies uses its commercially reasonable efforts to (i) maintain in full force and effect all Material Contracts, except those Material Contracts which expire in accordance with their terms, and (ii) maintain all Governmental Permits and qualifications and authorizations of each of the Companies to do business in each jurisdiction in which such Company is so qualified or authorized as of the date hereof, except where the failure to maintain such Material Contract or Governmental Permit, qualification or authorization is not reasonably expected to have an Embarcadero Material Adverse Effect;

                         (b)          no Company takes or, with respect to Section 3.2(i)(xix) only, omits to take, any action which, had such action or omission taken place after December 31, 2005 and prior to the date of this Agreement, such action or omission would be required to be described in Section 3.2(i) of Sellers Disclosure Schedule except for those actions or omissions that are taken in the ordinary course of business and consistent with past practice and that are not reasonably expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect.

                         (c)          no Company voluntarily forfeits, abandons, modifies, waives, terminates or otherwise changes any of its Insurance Licenses, except as required by applicable Law;

                         (d)          no Company makes any loan, advance (other than routine travel advances to employees in the ordinary course of business and consistent with past practice), guarantee or capital contribution to or enters into any Contract with any Related Person;

                         (e)          no Company adopts any plan of complete or partial liquidation, dissolution, rehabilitation, restructuring, recapitalization, re-domestication or other reorganization;

                         (f)          no Company enters into any joint venture, partnership or similar Contract with any Person;

                         (g)          no Company launches or introduces any material new product or service;

                         (h)          no Company amends any Tax Return without the express prior written consent of Purchaser which consent shall not be unreasonably withheld, delayed or conditioned, unless required by applicable Law;

                         (i)          each Company files Annual Reports and other required periodic reports with all Governmental Authorities on a timely basis and in accordance with all applicable Laws, except for the filing of periodic reports (other than Annual Reports), the failure of which to file would not reasonably be expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect;

                         (j)          each Company continues to comply with all Laws applicable to the business, operations or affairs of such Company and its assets and properties, except for such noncompliance that would not reasonably be expected, individually or in the aggregate, to have an Embarcadero Material Adverse Effect;

                         (k)          no Company authorizes or issues any shares of its capital stock (or any interest therein) or other equity securities or securities convertible into or exercisable or exchangeable for the capital stock or other equity interest of any Company or enters into any Contract relating to the issuance of any such stock or other equity securities; and

                         (l)          no Company pays any benefit or amount not required under any Plan or Contract in effect on the date hereof or increases in any manner the severance or termination pay of any current or former employee, except as permitted pursuant to Section 3.2(i)(ix), or agrees with or assures any employee of further employment after the Closing.

          5.4          Non-Solicitation.  Each Seller and John L. Sullivan, severally but not jointly, hereby agree as to itself that it will not and it shall cause its Affiliates and representatives not to:

                         (a)          except in the capacity as an employee of any Company or Purchaser, directly or indirectly, contact or solicit (other than by general advertising) for the purpose of offering employment or hiring, induce or attempt to induce to accept employment or actually hire (in each case, whether as an employee, consultant, agent, independent contractor or otherwise) any individual who is then an employee of any Company or any senior management level employee of Parent and Parent Subsidiary or was such an employee in the prior four (4) months; provided, however, that nothing in this Section 5.4(a) shall limit a solicitation directed at, or a publication available to, the public generally or hiring any individual as a result of any such general solicitation or publication or any individual who independently contacts such Seller without having been approached or encouraged by such Seller or any Person acting on behalf of or for the benefit of such Seller or whose employment with any Company was terminated by Parent or any Parent Subsidiary.  The provisions of this Section 5.4(a) shall continue in full force and effect from and after the Closing Date for a period of two (2) years thereafter; or

                         (b)          except in the capacity as an employee of any Company or Purchaser, induce or attempt to induce any customer, client or broker of any Company to cease or reduce its business or other relationship with any Company.  The provisions of this Section 5.4(b) shall continue in full force and effect from and after the Closing Date for a period of two (2) years thereafter.

          5.5          Non-Competition.  Each Seller and John L. Sullivan, severally but not jointly, hereby agree as to itself to refrain from, and shall cause its Affiliates to refrain from, engaging in the business of underwriting and servicing workers compensation and employers’ liability insurance in the States of California, Oregon, Nevada, Alaska, Washington and Arizona or the provision of any other services provided by any of the Companies on the Closing Date.  For purposes of this Section 5.5, “engaging” includes rendering service or assistance, directly or indirectly, whether as an owner, shareholder, member, officer, director, manager, employee, consultant, agent or otherwise, to any Person that competes with the Companies, Purchaser or Parent with respect to the activities set forth in the preceding sentence; provided, however, that Christopher R. Redlich, Jr. and John L. Sullivan may be employed by any Person that so competes so long as such Person derives less than ten percent (10%) of its revenues or net income from any of such activities and Christopher R. Redlich, Jr. or John L. Sullivan has no involvement in any such activities.  Notwithstanding the foregoing, nothing contained herein shall limit the right of any Seller or any of its Affiliates to (a) engage in those activities or businesses described on Schedule 5.5 (each, an “Excluded Business”), or (b) hold and make passive investments in equity securities of any Person, provided that (i) the equity securities of such Person are publicly traded on a securities exchange, or admitted to trading privileges thereon, or actively traded in a generally recognized over the counter market and (ii) any aggregate beneficial equity interest therein of any such Seller shall be less than three percent (3%) of the outstanding equity interests in such Person.  The provisions of this Section 5.5 shall continue in full force and effect from and after the Closing Date for a period of three (3) years thereafter.

          5.6          Enforcement.  Each Seller hereby agrees that Purchaser and Parent will be irreparably harmed in the event of a breach of any provision of Section 5.4, 5.5 or 13.5 and that it will be difficult or impossible to measure the Damage resulting therefrom.  Therefore, in addition to any other right or remedy to which Purchaser or Parent may be entitled under this Agreement, applicable Law or otherwise, Purchaser and Parent shall be entitled to obtain preliminary and permanent injunctive or other equitable relief to prevent or restrain any breach or threatened breach by any Seller of any provision of Section 5.4, 5.5 or 13.5 without proving Damages or that Damages would be an inadequate remedy and without posting any bond.

          5.7          Delivery of Embarcadero Shares and Escrow Agreement.  At the Closing, Sellers shall deliver the Embarcadero Shares to Purchaser and Christopher R. Redlich, Jr. and the Sullivan Trust shall duly execute and deliver the Escrow Agreement.

          5.8          Resignations of Directors.  At the Closing, Sellers shall cause each of the directors of each of the Companies to tender his or her resignation as a director.

          5.9          Settlement of Related Persons Transactions.  All of the agreements listed in Part I of Schedule 5.9 shall be terminated as of the close of business on the day next preceding the Closing Date and all amounts due under such agreements due to and from any of the Companies under such agreements shall have been paid and settled in full as of such day, and none of the Companies shall have any further Liability under any such agreement, except as described in Part II of Schedule 5.9.

          5.10        Amendment of Certain Plans.  Prior to the Closing, notwithstanding any provision of Section 3.2(i) or 5.3 to the contrary, Embarcadero shall cause the Companies to use their commercially reasonable efforts:

                         (a)          if final regulations of the Internal Revenue Service are issued under Code Section 409A prior to the Closing, to amend the Companies’ Plans as reasonably necessary to comply with Code Section 409A in order to ensure that employees and participants in such Plans will not be subject to tax under said Section 409A; and

                         (b)          to effect appropriate corrections, in form and substance reasonably satisfactory to Purchaser, with respect to the Majestic Savings Growth Plan of the inability of certain temporary employees to participate in such Plan and participants’ elective deferrals in excess of 15% of compensation.

          5.11        Write-off of Certain Receivables.  If the accounts receivable owed to the Companies by W.D. Enterprise and Starcrest Products are not collected in full prior to the Closing Date, the uncollected portions thereof shall be written off and no amount thereof shall be accrued on the Closing Date Balance Sheet; provided, however, that if any amounts that are so written off are collected by the Companies after the Closing Date, such collected amounts shall be promptly turned over to Sellers in accordance with their Percentage Interests.

          5.12        Certain Payments.  At or prior to the Closing, Sellers shall cause the Companies to make all payments that are or will be required to be made under the agreements listed in Section 3.2(j)(vii) of Sellers Disclosure Schedule.

ARTICLE VI

COVENANTS OF PURCHASER AND PARENT

          Each of Purchaser and Parent covenants and agrees with Sellers that Purchaser and Parent shall comply with all covenants and provisions of this Article VI except to the extent (i) the Sellers may otherwise consent in writing, (ii) otherwise required by applicable Law, or (iii) otherwise expressly required or permitted by this Agreement.

          6.1          Contract and Regulatory Approvals.  Parent and each Parent Subsidiary shall (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith, to obtain as promptly as reasonably practicable (i) all approvals and consents required to be obtained by Parent or any Parent Subsidiary under all Contracts to which either Parent or any Parent Subsidiary is a party to consummate the transactions contemplated hereby, which such approvals and consents are set forth on Schedule 6.1, and (ii) all approvals, authorizations and clearances of Governmental Authorities required of Parent or any Parent Subsidiary to consummate and make effective the transactions contemplated hereby, which such approvals, authorizations and clearances are set forth in Schedule 6.1, (b) provide such information and communications to such Governmental Authorities as such Governmental Authorities may reasonably request, and (c) reasonably cooperate with Sellers in Sellers’ efforts to obtain all approvals, authorizations and clearances of Governmental Authorities and other Persons required of Sellers to consummate and make effective the transactions contemplated hereby, including any required approvals of Governmental Authorities that regulate insurance companies.

          6.2          Enforcement.  Parent and Purchaser hereby agree that Sellers will be irreparably harmed in the event of a breach of any provision of Section 13.5 and that it will be difficult or impossible to measure the Damage resulting therefrom.  Therefore, in addition to any other right or remedy to which a Seller may be entitled under this Agreement, applicable Law or otherwise, such Seller may be entitled to obtain preliminary and permanent injunctive or other equitable relief to prevent or restrain any breach or threatened breach by Parent or Purchaser of any provision of Section 13.5 without proving that Damages would be an inadequate remedy and without posting any bond.

          6.3          Escrow Agreement.  At the Closing, Purchaser shall duly execute and deliver the Escrow Agreement.

          6.4          Employees; Employee Benefit Plans.

                         (a)          Purchaser hereby represents to Sellers that it has no present intention of terminating the employment of any of the existing employees of the Company at the Closing.  Subject to CRM’s rights to operate the business of the Company from and after the Closing (which shall include the right to terminate the employment of any employee for any reason), Purchaser presently intends that the existing employees of the Company will continue to be so employed following the Closing in the same positions and for each employee, in the aggregate, on substantially equivalent terms, subject to any employment agreements in effect on the Closing Date.  Nothing contained in this Section 6.4 shall confer any enforceable right upon any Person not a party to this Agreement.

                         (b)          With respect to any Plan of Purchaser or Parent in which existing employees of the Company become eligible to participate, Purchaser and Parent, as the case may be, will cause such Plan to (i) recognize service with the Company and provide full credit therefore for eligibility and vesting purposes, (ii) to the extent permitted by such Plan and applicable Law, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements, other than limitations or waiting periods that are already in effect and have not been satisfied as of the Closing Date, to the extent that such preexisting condition was not or would not be limited under the applicable Plan of any Company; (iii) provide such employees with credit for any co-payments and deductibles paid under the applicable Plan of any Company; and (iv) make available to employees of the Companies the opportunity to participate in any equity incentive plan of Parent on the same basis as such plan is available to employees of Parent and Parent Subsidiaries.

          6.5          Director and Officer Indemnification.

                         (a)          From and after the Closing, Purchaser shall cause the Companies to indemnify, defend and hold harmless the present and former officers and directors of the Companies (collectively, the “Embarcadero Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, Damages, Liabilities and settlement amounts paid in connection with any Proceeding or investigation (whether arising before or after the Closing Date and whether civil, criminal, administrative or investigative) arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the Closing Date (excluding, to the extent not covered by insurance, claims by any Seller or any beneficiary of a Seller or any other Person against officers and directors of any Company with respect to matters as to which Purchaser Indemnitees may be indemnified under Article X, but otherwise including the transactions contemplated by this Agreement), and advance expenses as incurred to the fullest extent permitted by California law but not less than the same extent such Embarcadero Indemnified Parties are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Companies pursuant to the Organizational Documents of Embarcadero and the Embarcadero Subsidiaries or any other Contract or other agreement, including insurance arrangements, in existence as of the date of this Agreement, provided that any Person to whom expenses are advanced provides an undertaking to repay such advances as contemplated by applicable Law.

In furtherance of the foregoing, Purchaser shall cause the Company to (i) maintain in full force and effect for a period of six (6) years after the Closing Date the directors and officers insurance policies maintained by the Company as of the Closing and (ii) include and maintain in the Organizational Documents of Embarcadero and the Embarcadero Subsidiaries for a period of six (6) years after the Closing Date provisions regarding the elimination of liability for, and indemnification of, officers and directors and the advancement of expenses that are no less advantageous to the intended beneficiaries thereof than the corresponding provisions contained in the Organizational Documents of Embarcadero and the Embarcadero Subsidiaries in existence as of the date of this Agreement; provided, however, that neither Purchaser, Parent nor any Company shall be required to expend more than $150,000 per annum, in the aggregate, for the premiums for the insurance policies described in clause (i) of this Section 6.5(a).  Purchaser agrees that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any Proceeding or investigation existing in favor of the Embarcadero Indemnified Parties as provided in the Organizational Documents of Embarcadero and the Embarcadero Subsidiaries or any other Contract or agreement, including insurance arrangements, as in effect as of the date hereof, with respect to matters occurring through the Closing, shall survive the Closing and shall continue in full force and effect.  The obligations of this Section 6.5(a) shall not be modified or terminated in a manner that adversely affects any Embarcadero Indemnified Party without the written consent of such Embarcadero Indemnified Party (it being understood and agreed that the Embarcadero Indemnified Parties are third-party beneficiaries of this Section 6.5).

                         (b)          In the event that Parent or Purchaser or any of their respective successors or assigns (i) consolidates or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or Purchaser honor the indemnification obligations set forth in this Section 6.5.

          6.6          Consolidated Tax Returns.  To the extent permitted under applicable Law, Purchaser shall include or cause to be included all of the Companies in the federal consolidated group of which the Purchaser is a member and in any analogous state consolidated, combined or unitary groups during the period immediately following the Closing.

          6.7          Collect Certain Receivables.  Purchaser shall cause the Companies to use commercially reasonable efforts consistent with past practices to collect after the Closing any accounts receivable referred to in Section 5.11 that are written off prior to the Closing.

          6.8          Delivery of Financing Commitment.  In the event Purchaser obtains a commitment letter from a financing source to provide financing to Purchaser that will be utilized to pay the Purchase Price, Purchaser shall deliver a copy of such letter to Sellers if such financing source consents thereto.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF PURCHASER AND PARENT

          The obligations of Purchaser and Parent hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by Purchaser and Parent).  Each Seller shall use its commercially reasonable efforts to fulfill, at or before the Closing, each of the following conditions (or portion thereof) over which it has control.

          7.1          Representation and Warranties.  Each representation and warranty of Sellers contained in this Agreement and in Sellers Disclosure Schedule (as of the date hereof and without considering any amendment or supplement thereto set forth in the Closing Schedules) shall have been true and correct as of the date of this Agreement, except that any such representation or warranty that is made as of a specified date shall be true and correct as of such date and except that any such representation or warranty that is not qualified by materiality shall have been true and correct as of the date of this Agreement in all material respects.  Each representation and warranty of Sellers contained in this Agreement and in Sellers Disclosure Schedule (as amended and supplemented by the Closing Schedules) and in any certificate delivered by Sellers pursuant to this Agreement shall be deemed made on and as of the Closing Date and shall then be true and correct, except that any such representation or warranty that is made as of a specified date shall be true and correct as of such date and except that any such representation or warranty that is not qualified by materiality shall be true and correct in all material respects.  The representations and warranties of Sellers contained in this Agreement and in Sellers Disclosure Schedule (as of the date hereof and without considering any amendment or supplement thereto set forth in the Closing Schedules) shall, on the Closing Date, taken as a whole, be true and correct, except for such exceptions as are not reasonably expected to have an Embarcadero Material Adverse Effect.

          7.2          Performance.  Sellers and Embarcadero shall have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by Sellers or Embarcadero, as the case may be, at or before the Closing.

          7.3          Sellers’ Certificates.  Each Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by such Seller, certifying as to the fulfillment of the conditions set forth in Sections 7.1 and 7.2.  In addition, Embarcadero shall have delivered to Purchaser certificates, dated the Closing Date and executed by the secretary or any assistant secretary of Embarcadero, certifying that Embarcadero has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and the performance of its obligations under this Agreement and as to the Organizational Documents of Embarcadero and as to the incumbency of certain officers of Embarcadero.

          7.4          No Injunction.  There shall not be in effect on the Closing Date any Governmental Order restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement.

          7.5          No Proceeding.  There shall not be instituted, pending or, to Purchaser’s Knowledge or Embarcadero’s Knowledge, threatened any Proceeding before or by any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement.

          7.6          Contract and Regulatory Approvals.  All approvals, authorizations and clearances set forth on Schedule 5.1 shall have been obtained in form and substance reasonably satisfactory to Purchaser and shall be in full force and effect.

          7.7          No Material Adverse Change.  There shall not have occurred since the date of this Agreement any changes, events, occurrences, conditions or state of facts of any character which, individually or in the aggregate, has had or is reasonably expected to have an Embarcadero Material Adverse Effect.

          7.8          Employment Agreement.  The Employment Agreement shall be in full force and effect.

          7.9          Escrow Agreement.  Christopher R. Redlich, Jr. and the Sullivan Trust shall have duly executed and delivered the Escrow Agreement.

          7.10        Opinions of Counsel to the Sellers.  Purchaser shall have received opinions covering the matters set forth in Exhibit B of Sonnenschein Nath & Rosenthal LLP, counsel to Embarcadero, and/or counsel to Sellers reasonably satisfactory to Purchaser, in form and substance reasonably satisfactory to Purchaser.

          7.11        Embarcadero Shares.  Purchaser shall have received the Embarcadero Shares and appropriate stock powers in the manner specified in Section 2.3(b).

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SELLERS

          The obligations of Sellers hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by all of the Sellers).  Purchaser and Parent shall use their commercially reasonable efforts to fulfill, at or before the Closing, each of the following conditions (or portions thereof) over which it has control.

          8.1          Representations and Warranties.  Each representation and warranty of Purchaser and Parent contained in this Agreement shall have been true and correct as of the date of this Agreement, except that any such representation or warranty that is made as of a specified date shall be true and correct as of such date and except that any such representation or warranty that is not qualified by materiality shall have been true and correct as of the date of this Agreement in all material respects.  Each representation and warranty of Purchaser and Parent contained in this Agreement and as set forth or amended or supplemented in any certificate delivered by Purchaser pursuant to this Agreement shall be deemed made on and as of the Closing Date and shall then be true and correct, except that any such representation or warranty that is made as of a specified date shall be true and correct as of such date and except that any such representation or warranty that is not qualified by materiality shall be true and correct in all material respects.  The representations and warranties of Purchaser contained in this Agreement shall, on the Closing Date, taken as a whole, be true and correct, except for such exceptions as are not reasonably expected to have material adverse effect on the ability of Purchaser or Parent to consummate the transactions contemplated hereby.

          8.2          Performance.  Purchaser and Parent shall have performed and complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by Purchaser and Parent at or before the Closing.

          8.3          Officer’s Certificates.  Purchaser and Parent shall have delivered to Sellers certificates, dated the Closing Date and executed by an executive officer of Purchaser and Parent, certifying as to the fulfillment of the conditions set forth in Sections 8.1 and 8.2.  In addition, Purchaser and Parent shall have delivered to Sellers certificates, dated the Closing Date and executed by the secretary or any assistant secretary of Purchaser and Parent, certifying that Purchaser and Parent have duly and validly taken all corporate action necessary to authorize their execution and delivery of this Agreement and the performance of their obligations under this Agreement and as to the Organizational Documents of Purchaser and Parent and as to the incumbency of certain officers of Purchaser and Parent.

          8.4          No Injunction.  There shall not be in effect on the Closing Date any Governmental Order restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement.

          8.5          No Proceeding.  There shall not be instituted, pending or, to Purchaser’s Knowledge or Embarcadero’s Knowledge, threatened any Proceeding before or by any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement.

          8.6          Contract or Regulatory Approvals.  All approvals, authorizations and clearances set forth on Schedule 6.1 shall have been obtained in form and substance reasonably satisfactory to Sellers and shall be in full force and effect.

          8.7          Purchase Price.  Sellers shall have received the Initial Purchase Price in the manner specified in Section 2.2 and Purchaser shall have deposited that portion of the Initial Purchase Price into the Escrow Accounts as required by and in the manner specified in Section 2.7.

          8.8          Escrow Agreement.  Purchaser shall have duly executed and delivered the Escrow Agreement.

          8.9          Opinions of Counsel to Purchaser and Parent.  Sellers shall have received opinions covering the matters set forth in Exhibit C of Kramer Levin Naftalis & Frankel LLP, counsel to Purchaser, and/or Bermuda counsel to Parent reasonably satisfactory to Sellers, which opinions shall be in form and substance reasonably satisfactory to Sellers.

ARTICLE IX

SURVIVAL OF PROVISIONS

          9.1          Survival of Representations and Warranties.  Subject to Section 9.2 and Article X, the representations and warranties respectively made by Sellers, Purchaser and Parent in this Agreement, in Sellers Disclosure Schedule or in any certificate required to be delivered pursuant to this Agreement will survive the Closing (a) until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) in the case of the representations and warranties of Sellers set forth in Sections 3.1(a), 3.1(b)(v), 3.1(c), 3.1(e), 3.2(a), 3.2(b), 3.2(j), 3.2(m)(v), 3.2 (m)(vi) and 3.2 (m)(vii), 3.2(w) and 3.2(z) and the representations of Purchaser and Parent set forth in Sections 4.1, 4.2, 4.5 and 4.6 and (b) until the eighteen (18) month anniversary of the Closing Date in the case of all other representations and warranties of the parties hereto.  Purchaser, Parent and Sellers shall each be entitled to rely on such representations and warranties of the other regardless of, and the right to indemnification, payment of Damages or any other remedy based on such representations or warranties will not be affected by, any due diligence or other investigation conducted by Purchaser, Parent or Sellers, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing, except, in each case, to the extent expressly set forth in Sellers Disclosure Schedule (without regard to the Closing Schedules prior to the Closing, but including the Closing Schedules after the Closing).

          9.2          Pursuit of Claims.  Except as provided in Section 10.6(e), any breach of any representation or warranty as to which a bona-fide claim for indemnification has not been asserted in accordance with Article X prior to 5:00 PM, California time, on the date of the expiration of the applicable survival period set forth in Section 9.1 may not be pursued, and hereby is irrevocably waived.  If a claim for indemnification is made in accordance with Article X prior to 5:00 PM, California time, on the date of the expiration of the applicable survival period set forth in Section 9.1, then (notwithstanding such survival period) the representation or warranty applicable to such claim will survive until, but only with respect to any such claim that was timely made and only for the purpose of, the resolution of such claim by final, nonappealable judgment or settlement.

          9.3          Remedies Limitation.  Without limiting the rights that any party may have for fraud under common law or for intentional or willful breach or for equitable relief, Purchaser, Parent and Sellers agree that the sole and exclusive remedy of any party hereto with respect to all claims for Damages arising out of any actual or alleged breach of this Agreement will be as provided in Article X, subject to the limitations imposed thereon by this Article IX.

ARTICLE X

INDEMNIFICATION

          10.1        Indemnification by Sellers.  (a)  Subject in each case to the provisions of Article IX and Sections 10.3, 10.5 and 10.7(d):

                                        (i)          each Seller shall, severally but not jointly, indemnify and hold harmless Purchaser, Parent, the Companies and their respective Affiliates (collectively, “Purchaser Indemnitees”) from and against any and all Damages arising or resulting from or in connection with, relating to or suffered or incurred in connection with or as a result of any misrepresentation or breach of any representation or warranty by such Seller in Section 3.1, in Sellers Disclosure Schedule with respect thereto or in any certificate with respect thereto delivered by Sellers pursuant to this Agreement; and

                                        (ii)         each Seller shall, jointly but not severally, indemnify and hold harmless Purchaser Indemnitees from and against any and all Damages arising or resulting from or in connection with, relating to or suffered or incurred in connection with or as a result of any misrepresentation or breach of any other representation or warranty by Sellers contained in or made pursuant to this Agreement, Sellers Disclosure Schedule or any certificate delivered by Sellers pursuant to this Agreement.

                         (b)          Each Seller shall, severally, but not jointly, indemnify and hold harmless Purchaser Indemnitees from and against any and all Damages arising or resulting from or in connection with, relating to or suffered or incurred in connection with or as a result of any breach of any covenant or agreement made by Sellers in Section 5.7; and each Seller shall, jointly but not severally, indemnify and hold harmless Purchaser Indemnitees from and against any and all Damages arising or resulting from or in connection with, relating to or suffered or incurred in connection with or as a result of any breach of any other covenant or agreement made by Sellers or Embarcadero in or pursuant to this Agreement.

          10.2        Indemnification by Purchaser and Parent.  Subject to the provisions of Article IX and Sections 10.3 and 10.5, Purchaser and Parent shall, jointly and severally, indemnify and hold harmless each Seller and their respective Affiliates (collectively, the “Seller Indemnitees”) from and against any and all Damages arising or resulting from or in connection with, relating to or suffered or incurred in connection with or as a result of:

                         (a)          any misrepresentation or breach of any representation or warranty by Purchaser or Parent contained in this Agreement or in any certificate required to be delivered by Purchaser or Parent pursuant to this Agreement; and

                         (b)          any breach of any covenant or agreement made by Purchaser or Parent in or pursuant to this Agreement.

          10.3        Procedure For Indemnification.

                         (a)          An Indemnitee shall promptly give written notice to the Indemnifying Party after obtaining knowledge of any matter as to which in good faith it believes that recovery may be sought against the Indemnifying Party if such indemnity shall arise from the claim of a third party (“Third Party Claim”), which notice shall contain a description of such Third Party Claim in reasonable detail; provided, however, that failure promptly to give any such notice shall not affect the indemnification provided under this Article X except to the extent such failure actually prejudices the rights and obligations of the Indemnifying Party.  The Indemnifying Party shall be entitled to assume the defense of any such Third Party Claim or any Proceeding resulting therefrom with counsel selected by the Indemnifying Party that is reasonably satisfactory to the Indemnitee upon written notice to the Indemnitee.  Notwithstanding the foregoing, an Indemnifying Party may not assume the defense of any such Third Party Claim or Proceeding without the consent of the Indemnitee if the Third Party Claim or Proceeding (i) involves any matter as a result of which it is more than a remote possibility that such Third Party Claim or Proceeding may result in a criminal penalty or fine against the Indemnitee, the consequences of which would be reasonably likely to have a material adverse effect on the business, assets, properties, revenues, condition (financial or otherwise) or results of operations of the Indemnitee unrelated to the size of such penalty or fine, (ii) would reasonably be expected to result in an equitable remedy which would materially impair the Indemnitee’s ability to exercise its rights under this Agreement or materially impair Parent’s, Purchaser’s or any Company’s right or ability to operate the business of such Company as conducted, on the Closing Date, or (iii) is reasonably likely to result in Damages that exceed three hundred percent (300%) of the Indemnifying Party’s maximum liability pursuant to Section 10.5(d).  If the Indemnifying Party assumes the defense of such Third Party Claim or Proceeding, the Indemnifying Party shall retain counsel that is reasonably satisfactory  to the Indemnitee and shall conduct such defense in a reasonably diligent manner, shall have full and complete control over the conduct of such Third Party Claim or Proceeding on behalf of the Indemnitee and shall, in its sole discretion, have the sole right to decide all matters of procedure, strategy, substance and settlement relating to such Third Party Claim or Proceeding.  The Indemnitee may participate in such Third Party Claim or Proceeding and retain separate co-counsel at its sole cost and expense (except that to the extent the Indemnitee is advised by counsel that the counsel the Indemnifying Party has selected may have a conflict of interest, the Indemnifying Party shall be responsible for the reasonable fees and expenses of separate co-counsel for the Indemnitee to the extent such fees and expenses relate to those matters as to which there is such conflict, and such co-counsel shall have the sole right to decide all matters of procedure, strategy, substance and settlement with respect to those matters as to which such conflict of interest exists) and the Indemnifying Party will not without the written consent of the Indemnitee consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim or Proceeding that does not include a provision whereby the claimant or the plaintiff in the matter releases the Indemnitee from any and all Liability with respect thereto.  To the extent the Indemnifying Party has assumed the defense of such Third Party Claim or Proceeding pursuant to this Section 10.3(a), the Indemnitee shall not, without the written consent of the Indemnifying Party, which will not be unreasonably withheld, delayed or conditioned, consent to the entry of any judgment, or enter into any settlement with respect to such Third Party Claim or Proceeding.

                         (b)          If the Indemnifying Party is not permitted or elects not to assume the defense of any such Third Party Claim or Proceeding, the Indemnitee shall have the right to undertake and control the defense of such Third Party Claim or Proceeding, and the Indemnifying Party shall promptly reimburse the Indemnitee for all reasonable out-of-pocket costs and expenses, including reasonable fees and expenses of attorneys, accountants, actuaries and other experts, actually incurred by the Indemnitee and its Affiliates in connection with the defense of such Third Party Claim or Proceeding, as such costs and expenses are incurred, provided that the Indemnitee shall reimburse the Indemnifying Party for any such costs and expenses so advanced if it is finally determined that the Indemnitee was not entitled to be indemnified hereunder.  Any counsel chosen by such Indemnitee to conduct such defense shall be reasonably satisfactory to the Indemnifying Party, and only one counsel (in addition to local counsel, if required) shall be retained to represent all Indemnitees in such Third Party Claim or Proceeding (except that if litigation is pending in more than one jurisdiction with respect to a Third Party Claim or Proceeding, one such local counsel may be retained in each jurisdiction in which such Third Party Claim or Proceeding is pending).  If the Indemnitee assumes the defense of any such Third Party Claim or Proceeding under this Section 10.3(b), (i) the Indemnitee may defend against such Third Party Claim or Proceeding with counsel reasonably satisfactory to the Indemnifying Party and in such manner as it may deem reasonably appropriate, including settling such Third Party Claim or Proceeding on such terms as the Indemnitee may deem reasonably appropriate, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such Third Party Claim or Proceeding, with its counsel and at its sole cost and expense; provided, however, that an Indemnitee shall not, without the written consent of the Indemnifying Party, which will not be unreasonably withheld, delayed or conditioned, consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim or Proceeding unless such judgment or settlement requires a payment to the third party in excess of three hundred percent (300%) of the Indemnifying Party’s maximum liability pursuant to Section 10.5(d), in which case the Indemnitee may enter into such judgment or settlement without such consent of the Indemnifying Party.

                         (c)          The Indemnitee will cooperate in all reasonable respects with any Indemnifying Party in the defense of any Third Party Claim or Proceeding as to which such Indemnifying Party assumes the defense, including making available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as is reasonably required by the Indemnifying Party.  For the cooperation of the Indemnitee pursuant to this Section 10.3, the Indemnifying Party shall promptly reimburse the Indemnitee for all reasonable out-of-pocket costs and expenses, including fees and expenses of attorneys, accountants, actuaries and other experts, incurred by the Indemnitee or its Affiliates in connection therewith, as such costs and expenses are incurred.

                         (d)          Notwithstanding the foregoing provisions of this Section 10.3, the provisions of Section 10.6, shall control with respect to any Tax Claim, except to the extent that a matter related to a Tax Claim is not provided for in Section 10.6, in which case the provisions of this Section 10.3 shall apply solely to such matter that is not provided for in Section 10.6.

                         (e)          If an Indemnitee becomes aware of any matter that it believes in good faith is indemnifiable pursuant to Section 10.1 or  10.2, and such matter involves a claim made by any Purchaser Indemnitee or any Seller Indemnitee, the Indemnitee will give the Indemnifying Party prompt written notice of such claim, which notice shall (i) provide (with reasonable detail) the basis on which indemnification is being asserted, and (ii) set forth the actual or good-faith estimated amount of Damages for which indemnification is being asserted, if known.  The Indemnifying Party will have a period of thirty (30) days after the delivery of each notice required by this Section 10.3(e) during which to respond to such notice.  If the Indemnifying Party accepts (in writing) full responsibility for the claim described in such notice or does not respond within such thirty (30) day period, the Indemnifying Party will pay upon demand or cause to be released from the Escrow Accounts to the Indemnitee the actual or estimated amount of Damages reflected in such notice.  If the Indemnifying Party disputes such claim, the Indemnifying Party and the Indemnitee agree to proceed in good faith to negotiate a resolution of such dispute.  If all such disputes are not resolved through negotiations within thirty (30) days after such negotiations begin or if such negotiations are not initiated within thirty (30) days after notice is given, either the Indemnifying Party or the Indemnitees may initiate an appropriate Proceeding to resolve such disputes.

          10.4        Treatment of Indemnification Payments.  Except as otherwise required by applicable Law, Sellers, Purchaser and Parent agree that any payment made under this Article X will be treated by the parties on their Tax Returns as an adjustment to the aggregate consideration for the Embarcadero Shares.

          10.5        Claims Limitations.  Notwithstanding the foregoing provisions of this Article X,

                         (a)          In the absence of fraud or intentional or willful breach, no Indemnifying Party shall be liable for indemnification under this Article X for (i) consequential, special or incidental damages of any kind or lost profits of the other party, or (ii) for punitive damages (other than any such damages or lost profits payable in connection with a Third Party Claim);

                         (b)          No Indemnifying Party shall have any Liability for indemnification for any Damages under Section 10.1(a) until and unless the cumulative total of such Damages exceeds in the aggregate one percent (1.0%) of the Purchase Price (the “Basket”), at which time the Indemnifying Party shall only be responsible for the amount of Damages in excess of the amount of the Basket; provided, however, that the limitations of this Section 10.5(b) shall not apply to any Damages arising or resulting from or in connection with, relating to or suffered or incurred in connection with or as a result of (i) any misrepresentation or breach of representation or warranty contained in Section 3.1(c), 3.1(b)(v), 3.2(a), 3.2(b), 3.2(j), 3.2(w), 3.2 (z), 4.1, 4.2, 4.5 or 4.6, in Sellers Disclosure Schedule relating thereto or in any certificate relating thereto delivered by such Indemnifying Party pursuant to this Agreement, or (ii) fraud or intentional or willful breach of any Indemnifying Party.  For purposes of determining whether a breach of any representation or warranty of an Indemnifying Party has occurred and results in cumulative Damages in excess of the Basket (but not for purposes of calculating Damages once the cumulative total of Damages has exceeded the Basket), any requirement in any representation or warranty that an event or fact be material or have an Embarcadero Material Adverse Effect in order for such event or fact to constitute a breach of such representation or warranty (a “Materiality Condition”) shall be ignored, and if the aggregate Damages of all the claims for indemnification for breaches of a representation or warranty exceeds the Basket, in each case ignoring all Materiality Conditions, the Indemnitees shall be indemnified in accordance with this Article X.

                         (c)          The amount constituting the claim for which indemnification may be made pursuant to this Article X shall be reduced by (i) all amounts that have been recovered by an Indemnitee from a third party (including insurers) at the time such indemnification is due from an Indemnifying Party; and (ii) any Tax savings which are actually realized by the Indemnitee in the year of the payment from any loss, deduction or credit which is allowable with respect to the indemnified Damage.  If an Indemnitee actually realizes any Tax savings from any loss, deduction or credit that is allowable with respect to any such indemnified Damage in the Tax year immediately following the year of payment of such indemnified Damage, such Indemnitee shall promptly pay the amount of such Tax savings over to the Indemnifying Party.

                         (d)          (i)          The aggregate amount that Purchaser and Parent shall be required to pay for indemnification pursuant to Section 10.2(a) shall not exceed an aggregate of $4,000,000.  Subject to the provisions of Section 10.5(d)(iii), the aggregate amount that any Seller shall be required to pay for indemnification pursuant to Section 10.1(a) shall not exceed the amount equal to the product of $4,000,000 and such Seller’s Percentage Interest.  Purchaser and Parent acknowledge and agree that Christopher R. Redlich will fund the Redlich Escrow Account (as defined in the Escrow Agreement) on behalf of himself and the other Sellers (other than the Sullivan Trust) and Christopher R. Redlich, Jr. acknowledges and agrees that funds he deposits in the Redlich Escrow Account shall be available, and may be released from the Redlich Escrow Account in accordance with the provisions of the Escrow Agreement, to satisfy the indemnification obligations of such other Sellers.  Purchaser Indemnitees shall accept the release of amounts from the Redlich Escrow Account in satisfaction of such other Sellers’ indemnification obligations pursuant to Section 10.1(a) or 10.1(b) in an amount equal to the amount so released.

                                        (ii)         The limitations contained in Section 10.5(d)(i) shall not apply to Damages arising or resulting from or in connection with, relating to or suffered or incurred in connection with or as a result of (A) any misrepresentation or breach of representation or warranty contained in Section 3.1(a), 3.1(b)(v), 3.1(c), 3.1(e), 3.2(a), 3.2(b), 3.2(j), 3.2(w), 3.2(z), 4.1, 4.2, 4.5 or 4.6, in Sellers Disclosure Schedule with respect thereto or in any certificate with respect thereto delivered by Sellers, Purchaser or Parent, as the case may be, pursuant to this Agreement; (B) any misrepresentation or breach of warranty contained in Section 3.2(d)(iii), which Damages shall be subject to the limitations in Section 10.7(d) and shall be collectible only from the Loss Reserve Escrow Account pursuant to Section 10.7(d); or (C) fraud or any intentional or willful breach.

                                        (iii)        Notwithstanding any provision of this Agreement to the contrary, (A) Purchaser Indemnitees shall first recover any amounts payable by Sellers under Section 10.1(a) or 10.1(b) from the Escrow Accounts or, with respect to a breach of Section 3.2(d)(ii), from the Loss Reserve Escrow Account; (B) Purchaser Indemnitees shall only be entitled to recover from the Escrow Accounts and the Loss Reserve Escrow Account for Damages for any misrepresentation or breach of representation or warranty, and the Escrowed Consideration in the Escrow Accounts and the Loss Reserve Escrow Account shall be the sole source of recovery for Purchaser Indemnitees for a misrepresentation or breach of representation or warranty, unless (1) Purchaser Indemnities have previously recovered amounts from the Escrow Accounts that were payable under Section 10.1(b), in which event, subject to the provisions of Section 10.5(d)(iii)(C), Purchaser Indemnities may seek indemnification under Section 10.1(a) directly from Sellers in an amount not exceeding such amount previously recovered from the Escrow Accounts under Section 10.1(b), or (2) there is no limit on such Damages pursuant to Section 10.5(d)(ii)A or 10.5(d)(ii)(C); and (C) Purchaser Indemnitees may recover Damages pursuant to Section 10.1(b) or Section 10.5(d)(iii)(B)(1) or for any misrepresentation or breach of representation or warranty that has no limit on such Damages pursuant to Section 10.5(d)(ii)(A) or 10.5(d)(ii)(C) from a Seller directly only after all of the Escrowed Consideration in the Escrow Accounts available to pay such Damages has been released or is being retained by Escrow Agent pending the resolution of an Unresolved Claim (as defined in the Escrow Agreement).

          10.6         Tax Indemnification.

                         (a)          Sellers will be responsible for, will pay or cause to be paid, and will indemnify and hold harmless Purchaser, Parent and each Company and their respective Affiliates from and against, any and all Damages for or in respect of each of the following:

                                        (i)          any and all Taxes with respect to any taxable period (or portions thereof) of the Companies (or any predecessors thereof) ending on or before the Closing Date;

                                        (ii)         any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company (or any predecessor) is or was a member on or prior to the Closing Date by reason of the Liability of such Company pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign Law; and

                                        (iii)        any breach by Sellers of any representation, warranty, covenant or agreement contained in Section 3.2(j), Article XII or this Section 10.6;

provided, however, that Sellers shall not be liable for or obligated to indemnify Purchaser or any Company (or any of their respective Affiliates) pursuant to this Section 10.6 for any (a) Damages or Taxes to the extent that such Taxes are reflected as a Liability or otherwise specifically reserved against in the Closing Date Balance Sheet; and (b) any Damages or Taxes for any period (or portion thereof) commencing after the Closing Date (including any Taxes or Damages resulting from actions of Purchaser or any Affiliate of Purchaser or of any Company on the Closing Date after the Closing).

In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts, including any sales, use or transfer taxes, of any Company for the pre-Closing Tax period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of any Company for a Straddle Period that relates to the pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

                         (b)          Purchaser agrees to pay, and to indemnify Sellers in respect of, and hold Sellers harmless from and against, any and all Damages for or in respect of Taxes with respect to any taxable period (or portions thereof) of the Companies beginning after the Closing Date or any breach by Purchaser of any representation, warranty, covenant or agreement in this Section 10.6 or Article XII.

                         (c)          Purchaser will promptly notify Sellers of the commencement of any claim, audit, examination or other proposed change or adjustment by any taxing authority concerning any Taxes or other Damages covered by Section 10.6(a) (“Tax Claim”); provided, however, that the failure promptly to give any such notice shall not affect the indemnification provided under this Section 10.6 except to the extent such failure prejudices the rights and obligations of the Sellers.  Sellers shall control the defense and settlement of any Tax Claim relating solely to taxable periods of any Company ending on or prior to the Closing Date; provided, however, that if the Tax Claim could reasonably be expected to materially affect the Tax liability of Purchaser, any Purchaser Subsidiary or any of the Companies for taxable periods ending after the Closing Date, then Purchaser may, at its expense, participate in any such contest or proceeding and neither party shall compromise or settle such contest or proceeding without the consent of the other which consent shall not be unreasonably withheld, delayed or conditioned.  Sellers shall promptly notify Purchaser if they decide not to participate in the defense or settlement of any such Tax Claim and Purchaser thereupon shall be permitted to defend such Tax Claim; provided that, in such case, Purchaser shall not compromise or settle such Tax Claim without the consent of Sellers which consent shall not be unreasonably withheld, delayed or conditioned.  Purchaser shall control the defense and settlement of any Tax Claim relating in whole or in part to taxable periods ending after the Closing Date; provided, however, that if such Tax Claim relates to taxable periods ending on or prior to the Closing Date, then Sellers may, at the Sellers’ expense, participate in such defense to the extent that the Tax Claim could materially affect the Tax liability of a Company or a Seller for taxable periods (or portions thereof) ending on or prior to the Closing Date and, to such extent, Purchaser shall not compromise or settle such contest or proceeding without the consent of the Sellers which shall not be unreasonably withheld or delayed.  Sellers will promptly notify Purchaser of the commencement of any claim, audit, examination or other-proposed change or adjustment by any taxing authority which may affect the Liability of any Company for Taxes to the extent they have Knowledge thereof and Sellers shall keep Purchaser duly informed on a regular and periodic basis of the progress thereof.

                         (d)          Sellers shall be responsible for, shall pay or cause to be paid and shall indemnify and hold harmless Purchaser, Parent and the Companies and their respective Affiliates from and against any Liability arising under any Tax sharing, Tax indemnity, Tax allocation or other similar contract to which the Companies, any predecessor to any Company or any transferor to any Company is a party or is obligated thereunder to the extent that such contract was entered into prior to the Closing, other than (x) any such customary agreements with customers, vendors, lessors, or the like entered into in the ordinary course of business and (y) property Taxes payable with respect to properties leased to any party.

                         (e)          Any claim for indemnity under this Section 10.6 may be made at any time prior to 5:00 PM California time on the date that is sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

          10.7        Indemnification for Reserves for Losses and Loss Adjustment Expenses; Escrow Provisions Therefore.  (a)  On the Closing Date, Purchaser shall deliver to Escrow Agent for deposit into the Loss Reserve Escrow Account pursuant to Section 2.7 an amount in cash equal to the Loss Reserve Escrow Amount.

                         (b)          In connection with the preparation of the Closing Date Balance Sheet, Embarcadero shall require Milliman to prepare an actuarial report (the “Closing Date Report”) setting forth as of the Closing Date the estimated ultimate loss (loss and loss adjustment expense) for all open and incurred but not reported claims as of the Closing Date “(“Closing Date Loss Reserves”) and estimated subject premiums (“Closing Date Estimated Subject Premium”) for the insurance policies written by Majestic and in force on the Closing Date (the “Closing Date Policies”).

Such report shall be prepared on a basis that uses the same assumptions, criteria and methodology as were used by Milliman to prepare the actuarial report prepared by Milliman in connection with the preparation of the Year-End Financial Statements.  As soon as practicable, and in any event within thirty (30) days, after the fifth anniversary of the Closing Date, Embarcadero shall require Milliman to prepare an actuarial report (the “Final Report”) setting forth as of such fifth anniversary date the estimated ultimate loss (loss and loss adjustment expense) of the Closing Date Loss Reserves (the “Anniversary Date Loss Reserves”) and actual subject premiums for the Closing Date Policies as of such fifth anniversary date (the “Anniversary Date Actual Premium”).  The Final Report shall be prepared on a basis that is consistent with the preparation of the Closing Date Report.  For purposes of this Section 10.7(b), subject premiums shall mean total premiums including deposit, audit and retrospective premiums and any expected adjustments thereto.

                         (c)          Within three (3) Business Days after the delivery of the Final Report, Purchaser, Christopher R. Redlich, Jr. and the Sullivan Trust shall jointly instruct Escrow Agent in writing to release (i) to Purchaser so much of the Loss Reserve Escrow Amount, if any, as is equal to the amount by which the sum of (A) the Anniversary Date Loss Reserves and (B) the Closing Date Estimated Subject Premium is greater than the sum of (C) the Closing Date Loss Reserves and (D) the Anniversary Date Actual Premium, and (ii) to Christopher R. Redlich, Jr. and to the Sullivan Trust in the same proportions as they deposited cash in the Loss Reserve Escrow Account, any balance of the Loss Reserve Escrow Amount, in each case together with any Escrowed Income thereon.  In no event shall Purchaser be (i) entitled to recover any amounts under this Section 10.7 from Christopher R. Redlich, Jr. or the Sullivan Trust in excess of the Loss Reserve Escrow Amount (together with any Escrowed Income thereon), or (ii) obligated to make any additional payment to Christopher R. Redlich, Jr. or the Sullivan Trust, or any other Seller, if the sum of (A) the Closing Date Loss Reserves and (B) the Anniversary Date Actual Premium is greater than the sum of (C) the Anniversary Date Loss Reserves and (D) the Closing Date Estimated Subject Premium.

                         (d)          Subject to the provisions of Article IX and Sections 10.1, 10.3 and 10.5, the Loss Reserve Escrow Account shall be the sole source of recovery for Purchaser Indemnitees to recover Damages arising out of a breach of the representations and warranties set forth in Section 3.2(d)(iii) as provided in the Escrow Agreement, and the aggregate amount which Christopher R. Redlich, Jr. and the Sullivan Trust may be required to pay for indemnification for any such Damages, together with the indemnification provided for in Section 10.7(c), shall not exceed the Escrowed Consideration from time to time on deposit in the Loss Reserve Escrow Account.

ARTICLE XI

TERMINATION

          11.1        Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                         (a)          at any time before the Closing by written agreement of the Sellers and Purchaser;

                         (b)          at any time before the Closing by Sellers if there has been a breach of any representation, warranty, covenant or agreement made by Purchaser or Parent in this Agreement or in any certificate delivered by Purchaser or Parent pursuant to this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.1 would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Sellers to Purchaser and Parent;

                         (c)          at any time before the Closing by Purchaser if there has been a breach of any representation, warranty, covenant or agreement made by Sellers in this Agreement, in Sellers Disclosure Schedule or in any certificate delivered by Sellers pursuant to this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.1 would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Purchaser to Sellers;

                         (d)          at any time after December 29, 2006 by the Sellers or Purchaser if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement by the party electing to terminate pursuant to this Section 11.1(d), provided that neither Sellers nor Purchaser shall have the right to terminate this Agreement under this Section 11.1(d) until February 28, 2007 if, as of December 29, 2006, all of the conditions to Closing set forth in Articles VII and VIII have been satisfied or waived (or the applicable party is in a position to satisfy or waive such condition), other than the conditions set forth in Sections 7.6 and 8.6.

Any termination of this Agreement pursuant to this Section 11.1 shall be given by written notice to all parties, which notice shall specify the provision of this Section 11.1 pursuant to which such termination is being effected.

          11.2        Effect of Termination.  If this Agreement is terminated pursuant to Section 11.1, this Agreement will become null and void and no party shall have any liability hereunder to any other party solely as a result of such termination; provided, however, that (a) the provisions of this Section 11.2 and Article XIII will continue to apply following any such termination, and (b) no party hereto will be relieved of any Liability for Damages (in the absence of fraud or intentional or willful breach, excluding consequential, special or incidental damages of any kind and lost profits) that such party may have to the other party by reason of such party’s breach of this Agreement (or any representation, warranty, covenant or agreement contained herein or in the applicable Disclosure Schedule).

ARTICLE XII

TAX MATTERS

          12.1        Tax Returns.

                         (a)          Sellers shall prepare, or cause to be prepared, and file or cause to be filed when due, all income and franchise Tax Returns with respect to Taxes that are required to be filed by or with respect to each Company which relate to taxable periods ending on or before the Closing Date and which are required to be filed after the Closing Date (collectively, the “Seller Tax Returns”).  Sellers shall prepare such Tax Returns consistent with past practice, or to the extent that a matter was not covered in past practice, consistent with applicable Law.  Sellers shall provide a copy of each such Tax Return to Purchaser not less than forty (40) days prior to the due date (including extensions) for filing such Seller Tax Return.  Purchaser shall be entitled to review such Seller Tax Return for fifteen (15) days after receipt thereof, and no such Seller Tax Return shall be filed without the express prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.  Notwithstanding any other provision contained herein, if Purchaser does not receive any such Seller Tax Return on or before forty (40) days prior to the due date (including extensions) for filing (or, if the date that is forty (40) days prior to such due date is not a Business Day, the next following Business Day), then Purchaser shall be permitted to prepare and file or cause to be prepared and filed such Seller Tax Return without the consent of Sellers and without providing Sellers with any opportunity to review such Seller Tax Return, provided that, in such case, Purchaser shall prepare such Seller Tax Return consistent with past practice, or to the extent that a matter was not covered in past practice, consistent with applicable Law.  Each Company shall pay or cause to be paid to the taxing authority any and all Taxes due with respect to the periods covered by such Seller Tax Returns, unless such Taxes are being contested in good faith; provided, however, that nothing in this Section 12.1 shall be construed to limit the indemnification rights of Purchaser or Parent or the indemnification obligations of Sellers set forth in Article X.  Purchaser and the Companies shall provide assistance as reasonably requested by Sellers in connection with the preparation of such Seller Tax Returns, and shall cause a duly authorized representative of the respective Company to sign such Seller Tax Returns.

                         (b)          Purchaser shall prepare, or cause to be prepared, and file or cause to be filed when due all other Tax Returns of the Companies that are required to be filed after the Closing Date (collectively, the “Purchaser Tax Returns”).  Purchaser shall provide a copy of each such Purchaser Tax Return to Sellers to the extent it constitutes a Straddle Period Tax Return not less than twenty (20) days prior to the due date (including extensions) for filing such Purchaser Tax Return.  Sellers shall be entitled to review such Purchaser Tax Return for fifteen (15) days after receipt thereof and no such Purchaser Tax Return shall be filed without the express prior written consent of Sellers, which consent shall not be unreasonably withheld, delayed or conditioned.  Purchaser shall cause each Company to pay or cause to be paid to the taxing authority any and all Taxes due with respect to the periods covered by such Purchaser Tax Returns, unless such Taxes are being contested in good faith; provided, however, that nothing in this Section 12.1 shall be construed to limit the indemnification rights of Purchaser or Parent or the indemnification obligations of Sellers set forth in Article X.  Purchaser shall also deliver to Sellers an allocation between the pre-Closing and post-Closing portions of the Straddle Period consistent with Section 10.6(a) of any Taxes shown to be due on such Straddle Period Tax Returns not less than twenty (20) days prior to the due date (including extensions) for filing for such Straddle Period Tax Return for review and approval.  If Sellers are unable to approve the allocation schedule within the fifteen (15)-day period following the receipt thereof, the issue shall be submitted to Accountant to resolve in a final binding manner, whose expenses shall be shared equally between Sellers and Purchaser.

          12.2        Refunds and Tax Benefits.  Any income Tax refunds attributable to taxable periods ending on or prior to the Closing Date (or the portion of any Straddle Period ending on or prior to the Closing Date) that are received by a Company, Purchaser or any Affiliate of any thereof, and any credits against income Tax that are attributable to taxable periods ending on or prior to the Closing Date (or the portion of any Straddle Period ending on or prior to the Closing Date) to which Purchaser, a Company or any Affiliate of any thereof becomes entitled, shall be for the account of Sellers, and Purchaser shall pay (or cause to be paid) to Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or utilization thereof; provided, however, that this Section 12.2 shall not apply to any refund or credit to the extent that such refund or credit is reflected on the Closing Date Balance Sheet.

          12.3        Amended Returns.  No Company, Purchaser or any Affiliate of any thereof shall amend any Tax Return of a Company filed with respect to any taxable period ending on or before the Closing Date without the express written consent of Sellers, which consent shall not be unreasonably withheld, delayed or conditioned, unless required by applicable Law.

          12.4        Cooperation.  Sellers agree to furnish or cause to be furnished to Purchaser, upon request, as promptly as reasonably practicable, such information (including access to books and records) and reasonable assistance relating to any Company as is reasonably necessary for the preparation and filing of any Tax Return contemplated in Section 12.1 or for the prosecution or defense of any audit or proceedings relating to Taxes for which any Company may be liable, or for the determination of the Tax savings realized or Tax costs incurred by an Indemnitee as set forth in Section 10.5(c).  Purchaser and Sellers shall cooperate with each other in the conduct of any audit or other proceedings involving any Company and each shall execute and deliver, subject to such party’s approval (which shall not be unreasonably withheld) such documents as are necessary to carry out the intent of this Section 12.3.

ARTICLE XIII

MISCELLANEOUS

          13.1        Notices.  Any notice or other communication given pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by facsimile or other electronic transmission, (c) delivered by overnight delivery service, or (d) sent by registered or certified mail, postage prepaid, addressed as follows:

(i)	If to Sellers, or any of them:

At their respective addresses set forth
under their names on Schedule I

with copies to:

Gregory T. Davidson, Esq.
Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, California 94304
Facsimile No.: 650-849-5050
email: gdavidson@gibsondunn.com

and

Robin Edwards, Esq.
Sonnenschein Nath & Rosenthal LLP
525 Market Street, 26th Floor
San Francisco, California 94105
Facsimile No: 415-882-0300
email: redwards@sonnenschein.com

(ii)	If to Embarcadero (before Closing):

400 Second Street, Suite 200
San Francisco, California 94107
Facsimile No: 415-538-9386
Attn: John Sullivan, Chief Executive Officer
email: jsullivan@majesticinsurance.com

with copies to:

Robin Edwards, Esq.
Sonnenschein Nath & Rosenthal LLP
525 Market Street, 26th Floor
San Francisco, California 94105
Facsimile No: 415-882-0300
email: redwards@sonnenschein.com

(iii)	If to Embarcadero (after Closing):

400 Second Street, Suite 200
San Francisco, California 94107
Facsimile No: 415-538-9386
Attn: John Sullivan, Chief Executive Officer
email: jsullivan@majesticinsurance.com

with copies to:

Louis Viglotti, Esq.
CRM USA Holdings Inc.
112 Delafield Street
Poughkeepsie, New York 12601
Facsimile No.: 845-473-6154
e-mail: lviglotti@trustcrm.com

-and-

Peter S. Kolevzon, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Facsimile No.: 212-715-8000
e-mail: pkolevzon@kramerlevin.com

(iv)	If to Purchaser:

CRM USA Holdings Inc.
112 Delafield Street
Poughkeepsie, New York 12601
Attn: Daniel G. Hickey, Jr., Co-Chief Executive Officer
Facsimile No.: 845-473-6154
e-mail: dhickey@trustcrm.com

with copies to:

Louis Viglotti, Esq.
CRM USA Holdings Inc.
112 Delafield Street
Poughkeepsie, New York 12601
Facsimile No.: 845-473-6154
e-mail: lviglotti@trustcrm.com

-and-

Peter S. Kolevzon, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Facsimile No.: 212-715-8000
e-mail: pkolevzon@kramerlevin.com

(v)	If to Parent
Skandia International House
16 Church Street
Hamilton Bermuda HM11
Attn: Secretary

with copies to:

Louis Viglotti, Esq.
CRM USA Holdings Inc.
112 Delafield Street
Poughkeepsie, New York 12601
Facsimile No.: 845-473-6154
e-mail: lviglotti@trustcrm.com

-and-

Peter S. Kolevzon, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Facsimile No.: 212-715-8000
e-mail: pkolevzon@kramerlevin.com

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 13.1 shall (a) if delivered personally or by overnight delivery service, be deemed given upon delivery; (b) if delivered by facsimile or other electronic transmission, be deemed given when electronically confirmed; and (c) if sent by registered or certified mail, be deemed given when received.  Any party from time to time may change its address, person’s attention or facsimile number for the purpose of notices to that party by giving a similar notice specifying a new address, person’s attention or facsimile number, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

          13.2        Entire Agreement.  This Agreement, together with the Exhibits and Schedules (including Sellers Disclosure Schedule), supersedes all prior discussions, arrangements, understandings and agreements, whether written or oral, among the parties (or between any of them) with respect to the subject matter of this Agreement, and this Agreement together with the Exhibits and Schedules (including Sellers Disclosure Schedule) contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof and thereof.

          13.3        Expenses.  Except as otherwise expressly provided in this Agreement, each party hereto will pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, provided that Embarcadero may pay for the costs and expenses of any Seller incurred prior to and as of the Closing to the extent such costs and expenses are reflected in the Closing Date Balance Sheet.

          13.4        Public Announcements.  Except as required by applicable Law, at all times at or before the Closing, Sellers, Embarcadero, Purchaser and Parent will consult with the other before issuing or making any press release to the public with respect to this Agreement or the transactions contemplated hereby and will use commercially reasonable efforts to agree on the text of a joint press release or will use good faith efforts to obtain the other party’s approval of the text of any press release to be made solely on behalf of a party.  If Sellers and Purchaser are unable to agree on or approve any such press release and such press release is, in the opinion of legal counsel to a party, required by applicable Law to discharge such party’s disclosure obligations, then such party may make or issue the legally required or appropriate press release.  Any such press release approved or permitted to be made pursuant to this Section 13.4 may be disclosed or otherwise provided by Sellers, Embarcadero, Purchaser  and Parent to any Person, including to any employee or customer of either party hereto and to any Governmental Authority.

          13.5        Confidentiality.  From the date hereof until the second (2nd) anniversary of the earlier to occur of the Closing Date and the termination of this Agreement pursuant to Section 11.1, each of  Purchaser, Parent, Seller and Embarcadero will not, and each will cause their respective Affiliates and the officers, directors, employees, agents and other representatives of each of the foregoing not to, disclose to any other Person any documents or proprietary information concerning the other party hereto or concerning any of such other party’s Affiliates (the “Disclosing Party”) acquired by it (the “Receiving Party”) in connection with this Agreement or the transactions contemplated hereby unless (i) such disclosure is required by judicial or administrative process or by other requirements of applicable Law (including in connection with obtaining necessary insurance regulatory approvals) and prompt written notice of such disclosure is furnished to the Disclosing Party, together with copies of the materials proposed to be disclosed, so that the Disclosing Party may have a reasonable opportunity to seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the provisions of this Section 13.5; (ii) any party hereto deems it necessary or advisable (upon advice of such party’s legal counsel) to disclose any such documents or information in order to comply with any applicable requirements of any securities Law and such disclosing party provides notice reasonably in advance of such disclosure to the other parties hereto; or (iii) such documents or information can be shown by the Receiving Party to have been (A) previously known by the Receiving Party, (B) in the public domain through no fault of the Receiving Party, or (C) later acquired by the Receiving Party from other public sources that obtained such documents or information without breach to this Section 13.5 by the Receiving Party.

          13.6        Further Assurances.  Sellers, Purchaser and Parent agree that, from time to time after the Closing, upon the reasonable request of another party, they will cooperate and will cause their respective Affiliates to cooperate with each other to effect the orderly transition of the business, operations and affairs of the Companies to Purchaser.  Without limiting the generality of the foregoing, each party hereto will execute such documents and instruments as any other party hereto may reasonably request containing terms and conditions mutually satisfactory to each party hereto and take such further action as any other party hereto may reasonably request (at the sole cost and expense of such requesting party) to further effectuate the terms hereof and carry out the intent and purposes of this Agreement.

          13.7        Waiver; Remedies Cumulative.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof.  Such waiver must be in writing and must be executed by such party or, in the event such party is not a natural person, a duly-authorized executive officer of such party.  A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or acquiescence therein, or of in any similar breach or default thereafter occurring.

          13.8        Amendment.  This Agreement may be modified or amended only by a writing duly executed by each Seller, Embarcadero, Purchaser and Parent.

          13.9        Counterparts; E-mail or Facsimile Delivery.  This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same agreement.  An originally executed copy of this Agreement may be delivered by e-mail or facsimile and such e-mailed or faxed executed copy shall constitute an originally executed copy of this Agreement for all purposes.

          13.10      No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of Sellers, Embarcadero, Purchaser and Parent and their respective successors and beneficiaries and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, except as expressly provided in Section 6.8 and Article X.

          13.11      Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of New York (without regard to the principles of conflict of laws) applicable to a Contract executed and entirely performable in such state.

          13.12      Jurisdiction; Forum; Waiver of Trial by Jury.  Each Seller, Embarcadero, Purchaser and Parent consent and submit to the jurisdiction of any federal court setting in San Francisco, California for the resolution of any dispute arising out of or relating to this Agreement and, if such court does not have jurisdiction of any such dispute, any state court sitting in San Francisco, California having such jurisdiction.  Each Seller, Embarcadero, Purchaser and Parent waive any objection to the laying of venue in such courts and any claim that any such action has been brought in an inconvenient forum or that there is a more convenient forum for resolution of such dispute.  To the extent permitted by law, any judgment in respect of a dispute arising out of or relating to this Agreement may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of such judgment being conclusive evidence of the fact and amount of such judgment.  Each Seller, Embarcadero, Purchaser and Parent hereby agree that personal service of process may be effected by any of the means specified in Section 13.1, addressed to such Person.  The foregoing shall not limit the rights of any Seller, Embarcadero, Purchaser or Parent to serve process in any other manner permitted by law.  EACH SELLER, EMBARCADERO, PURCHASER AND PARENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

          13.13      Binding Effect.  This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and beneficiaries and permitted assigns.

          13.14      No Assignment.  Neither this Agreement nor any right or obligation hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other parties hereto (and any attempt to do so will be void), except that (i) Purchaser shall have the right, without such consent, to assign to a wholly-owned subsidiary of Purchaser all or any portion of its interest in this Agreement; provided, however, that, in the event of such assignment, Purchaser and Parent shall remain liable, together with such assignee to the extent of such assigned interest, to perform all of Purchaser’s and Parent’s obligations hereunder; and (ii) each Seller shall have the right, without such consent, to assign to the beneficiaries of such Seller (or spouses or lineal descendants (or a trust for the benefit of such individuals) of such beneficiaries) all or any portion of its interest in this Agreement; provided, however, that, in the event of such assignment, such Seller shall remain liable, together with such assignee to the extent of such assigned interest, to perform all of its obligations hereunder, including such Seller’s obligations under Article X.

          13.15      Invalid Provisions.  If any provision of this Agreement or portion thereof is held to be illegal, invalid or unenforceable under any Law, (a) such provision or portion thereof will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision or portion thereof had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or portion thereof or by its severance from this Agreement; and (d) in lieu of such illegal, invalid or unenforceable provision or portion thereof, there shall be added automatically as part of this Agreement a provision or portion thereof as similar in terms to such illegal, invalid or unenforceable provision or portion thereof as may then be legal, valid and enforceable under applicable Law.

          13.16      Table of Contents; Headings.  The table of contents and headings of the Articles and Sections of this Agreement (including Sellers Disclosure Schedule) have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not affect the meaning or interpretation of any term or provision hereof.

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          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first written above by duly authorized officers of Purchaser and Parent and by Sellers.

PURCHASER:

CRM USA HOLDINGS INC.

By:	/s/ Daniel G. Hickey, Jr.

Name:	Daniel G. Hickey, Jr.
Title:	Co-Chief Executive Officer

PARENT:

CRM HOLDINGS, LTD.

By:	/s/ Daniel G. Hickey, Jr.

Name:	Daniel G. Hickey, Jr.
Title:	Co-Chief Executive Officer

SELLERS:

Redlich Marital Trust u/t/d March 17, 1987

By:	/s/ Christopher R. Redlich, Jr.

Name:	Christopher R. Redlich, Jr.
Title:	Trustee

Redlich Survivors Trust u/t/d March 17, 1987

By:	/s/ Christopher R. Redlich, Jr.

Name:	Christopher R. Redlich, Jr.
Title:	Trustee

/s/ Christopher R. Redlich, Jr.

Christopher R. Redlich, Jr.

Sullivan Family 1996 Trust u/t/d July 10, 1996, as restated, May 31, 2006

By:	/s/ John L. Sullivan

Name:	John L. Sullivan
Title:	Trustee

By:	/s/ June Sullivan

Name:	June Sullivan
Title:	Trustee

EMBARCADERO:

Embarcadero Insurance Holdings, Inc.

By:	/s/ John L. Sullivan

Name:	John L. Sullivan
Title:	President

As to Sections 5.4 and 5.5 only:

/s/ John L. Sullivan

John L. Sullivan

SCHEDULE I

(1) Name and address of Shareholder	(2) No. of Embarcadero Shares Owned	(3) Percentage Interest	(4) Amount of cash to be deposited in Escrow Accounts	(5) Amount of Loss Reserve Escrow Amount to be deposited in Loss Reserve Escrow Account

Redlich Marital Trust c/o: Christopher R. Redlich, Jr. Marine Terminals Corporation 1999 Harrison Street, Suite 550 Oakland, California 94612	4,998.5	31.240625%	0%	0%

Redlich Survivors Trust c/o: Christopher R. Redlich, Jr. Marine Terminals Corporation 1999 Harrison Street, Suite 550 Oakland, California 94612	4,998.5	31.240625%	0%	0%

Christopher R. Redlich, Jr. Marine Terminals Corporation 1999 Harrison Street, Suite 550 Oakland, California 94612	2,002	12.512500%	74.99375% x $4.0 million = $2,999,750	74.99375% x $3.2 million = $2,399,800

Sullivan Family 1996 Trust u/t/d July 10, 1996, as restated May 31, 2006 c/o John L. Sullivan 106 Alder Avenue San Anselmo, California 94960	4,001	25.00625%	25.00625 x $4.0 million = $1,000,250	25.00625% x $3.2 million = $800,200